Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

LSI CORPORATION,

AUTOBAHN ACQUISITION CORPORATION,

SANDFORCE, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

as Stockholder Representative

October 26, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B-1	Form of Offer Letter (with Change of Control)
Exhibit B-2	Form of Offer Letter (without Change of Control)
Exhibit C	Form of Non-Competition Agreement for Key Employees
Exhibit D	Form of Written Consent
Exhibit E-1	Form of Optionholder Letter of Transmittal (Employee)
Exhibit E-2	Form of Optionholder Letter of Transmittal (Non-Employee)
Exhibit E-3	Form of Stockholder Letter of Transmittal
Exhibit F	Form of Proprietary Information and Inventions Assignment Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2011 by and among LSI Corporation, a Delaware corporation (“Parent”), Autobahn Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), SandForce, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Indemnifying Holders (the “Stockholder Representative”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, and in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. On the terms and subject to the conditions set forth in this Agreement, as of the Effective Time of the Merger and pursuant thereto, (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time will be converted into the right to receive the consideration set forth herein, except for any awards of restricted stock of the Company that are unvested as of the Effective Time, which will be exchanged by Parent for awards of Parent restricted stock, (ii) all of the issued and outstanding restricted stock units settleable in capital stock of the Company will be assumed by Parent and become settleable (in accordance with their existing terms) in shares of common stock of Parent, (iii) all of the issued and outstanding options to acquire shares of capital stock of the Company that are held by (A) employees of the Company or (B) Section 1.1 Consultants and, in each case, that are unvested as of immediately prior to the Effective Time, will be assumed by Parent and become exercisable (in accordance with their existing terms) for shares of common stock of Parent, (iv) all of the issued and outstanding options to acquire shares of capital stock of the Company that are (A) held by (A) employees of the Company or (B) Section 1.1 Consultants, in each case that are vested as of immediately prior to the Effective Time or (B) held by non-employees (other than Section 1.1 Consultants) of the Company (whether vested or unvested) will be cashed-out as of immediately prior to the Effective Time (if not exercised prior thereto), (v) all of the issued and outstanding warrants to acquire shares of capital stock of the Company will terminate as of the Effective Time (if not exercised prior thereto) and will not be assumed by Parent, and (vi) Parent, which is Merger Sub’s sole stockholder, will become the sole stockholder and the sole holder of any rights to acquire capital stock of the Company.

C. At the Closing, on the terms and subject to the conditions set forth herein, a portion of the Aggregate Merger Consideration otherwise payable by Parent in connection with the Merger will be deposited by Parent into an interest bearing escrow fund as security for the indemnification obligations of the Indemnifying Holders set forth in this Agreement, to be held and disbursed to the Indemnifying Holders or Parent, as the case may be, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be executed and delivered by Parent, the Escrow Agent and the Stockholder Representative, as representative of the Indemnifying Holders, concurrent with the execution and delivery of this Agreement.

D. Concurrent with the execution and delivery of this Agreement, and as a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Key

Employees is accepting an Offer Letter from Parent in the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable (each, an “Offer Letter” and collectively, the “Offer Letters”) and each of the Specified Key Employees is entering into a Non-Competition Agreement with Parent in the form attached hereto as Exhibit C (each, a “Non-Competition Agreement” and collectively, the “Non-Competition Agreements”, and collectively with this Agreement, the Offer Letters and the Escrow Agreement, the “Transaction Agreements”).

E. Immediately following the execution and delivery of this Agreement, certain Company Stockholders, directors and executive officers of the Company are delivering a written consent in the form attached hereto as Exhibit D (the “Written Consent”), which will be sufficient approval of the stockholders of the Company under applicable Law and any Contracts to which the Company is a party to authorize and approve this Agreement and consummate the Merger and the other transactions contemplated hereby.

F. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby and to prescribe various conditions to their respective obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Affiliate” shall mean, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, or any partner, director, manager or executive officer of such Person.

“Aggregate Merger Consideration” shall mean an amount equal to (i) the sum of (x) Four Hundred Million Dollars ($400,000,000), (y) the aggregate exercise price of all Company Options that are outstanding and unexercised as of the execution and delivery of this Agreement (other than Company Options that are terminated following the date hereof and immediately prior to the Effective Time without having been exercised, and other than Company Options that are net-exercised following the date hereof and prior to the Effective Time), and (z) the aggregate exercise price of all Company Warrants that are outstanding and unexercised as of the execution and delivery of this Agreement (other than Company Warrants that are terminated following the date hereof and immediately prior to the Effective Time without having been exercised), less (ii) the sum of (x) all Transaction Expenses incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement, whether paid prior to the date hereof or after the date hereof and prior to the Effective Time or payable after the Effective Time, and (y) all Indebtedness of the Company outstanding as of immediately prior to the Effective Time, whether or not paid off or otherwise forgiven, canceled or otherwise retired in connection with the consummation of the Merger.

“Assets and Properties” with respect to any Person, shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property Rights and Technology.

“Assumed Company Option” shall mean each Company Option that (i) is held by an employee of the Company or by a Section 1.1 Consultant, in each case as of immediately prior to the Effective Time, (ii) is unvested as of immediately prior to the Effective Time, and (iii) does not vest at the Effective Time in accordance with its terms.

“Assumed Company RSU” shall mean each Company RSU that (i) is outstanding as of immediately prior to the Effective Time and (ii) either (A) has not vested prior to the Effective Time or (B) does not vest and is not paid out at the Effective Time in accordance with its terms.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“California Law” shall mean the California Corporations Code.

“Cash-Out Capital Shares” shall mean the aggregate number of shares of Company Common Stock (other than shares of Unvested Company Common Stock) held by the Indemnifying Holders as of immediately prior to the Effective Time, after giving effect to the issuance of (a) all shares of Company Common Stock that are issuable upon the full conversion, exercise, exchange or settlement of all shares of Company Preferred Stock, all Company Options (other than Assumed Company Options), and all Company RSUs (other than Assumed Company RSUs) held by the Indemnifying Holders as of immediately prior to the Effective Time, and (b) all shares of Company Common Stock that are issuable upon the full conversion of all shares of Company Preferred Stock that are issuable upon the full exercise, exchange or settlement of all Company Options (other than Assumed Company Options), all Company Warrants and all Company RSUs (other than Assumed Company RSUs) held by the Indemnifying Holders as of immediately prior to the Effective Time.

“Closing Merger Consideration” shall mean (x) the Aggregate Merger Consideration less (y) the Escrow Amount.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

“Company Common Stock” shall mean shares of common stock of the Company, $0.001 par value.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, change of control benefits, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission pay, vacation, sick leave or any other leave, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or its Subsidiary for the benefit of any Employee, or with respect to which the Company or its Subsidiary has or may have any liability or obligation, including all International Employee Plans, but excluding all Employee Agreements.

“Company Intellectual Property” shall mean any Technology and Intellectual Property Rights that are owned by the Company.

“Company Intellectual Property Rights” shall mean any Intellectual Property Rights that are owned by, or exclusively licensed to, the Company, including the Company Registered Intellectual Property.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstances or effect that, individually or in the aggregate with all other changes, events, violations, inaccuracies, circumstances or effects, is or is reasonably likely to be materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company; provided, however, that none of the following, individually or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect, (i) any conditions, changes or developments in or generally affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in relation to other companies in the industries in which the Company operates, (ii) any conditions, changes or developments in or generally affecting the economy, the financial, capital or credit markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company in relation to other companies in the industries in which the Company operates, (iii) any conditions, changes or developments primarily resulting from (A) the announcement or pendency of this Agreement and the transactions contemplated hereby, (B) changes in GAAP or other accounting standards (or the interpretation thereof), (C) changes in applicable laws, rules, regulations, orders or other binding directives issued by a Governmental Authority, to the extent they do not disproportionately affect the Company in relation to other companies in the industries in which the Company operates, or (D) any natural disasters, pandemics or acts of war, sabotage or terrorism, or a material escalation or worsening thereof to the extent such disasters, pandemics, acts or war, sabotage, terrorism or the material escalation or worsening thereof do not disproportionately affect the Company in relation to other companies in the industries in which the Company operates, or (iv) any conditions, changes or developments arising or relating to actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in writing, or the failure to take any action expressly prohibited by this Agreement.

“Company Option Plan” shall mean the Company’s 2007 Stock Plan, as amended on July 22, 2008, October 29, 2009, February 2, 2010, May 21, 2010, September 24, 2010, March 4, 2011, and October 21, 2011.

“Company Optionholders” shall mean all holders of Company Options.

“Company Options” shall mean all options to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under the Company Option Plan or otherwise.

“Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and any other shares of preferred stock of the Company.

“Company RSUs” shall mean all restricted stock units settleable in Company Common Stock that were granted or otherwise issued under the Company Option Plan or otherwise.

“Company Series A Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, $0.001 par value.

“Company Series B Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock, $0.001 par value.

“Company Series C Preferred Stock” shall mean shares of the Company’s Series C Preferred Stock, $0.001 par value.

“Company Series D Preferred Stock” shall mean shares of the Company’s Series D Preferred Stock, $0.001 par value.

“Company Source Code” means, collectively, (a) the source code for any Software that is embodied or incorporated in Company Product, and (b) the net lists, GDS-II files, verilog files and RTL files, or other similar code constituting the designs for any Company Products or upon which the manufacture of any Company Products can be based.

“Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

“Company Stockholders” shall mean holders of shares of Company Capital Stock.

“Company Warrantholders” shall mean all holders of Company Warrants.

“Company Warrants” shall mean all issued and outstanding warrants or other direct or indirect rights (other than Company Options) to purchase or otherwise acquire shares of Company Capital Stock.

“Contract” shall mean any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral.

“Delaware Law” shall mean all applicable Laws of the State of Delaware, including the General Corporation Law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or retired employee, consultant, contractor or director of the Company or its Subsidiary.

“Employee Agreement” shall mean each employment, management, change in control, severance, separation, settlement, contractor, consulting, relocation, retention bonus, bonus, commission, loan, work permit, repatriation or expatriation agreement, whether written or unwritten, between the

Company or its Subsidiary and any Employee and under which the Company or its Subsidiary may have any Liability.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Amount” shall mean an amount equal to 10% of the product of (x) the quotient of (A) the Aggregate Merger Consideration divided by (B) Fully Diluted Shares times (y) the aggregate number of Cash-Out Capital Shares.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the quotient of (i) the Aggregate Merger Consideration divided by (ii) Fully Diluted Shares, by (y) the average of the closing prices of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Follow-On Transaction” means any transaction or series of transactions pursuant to which the Surviving Corporation is merged into, or consolidated with, Parent or any affiliates of Parent or the assets of the Surviving Corporation are transferred or assigned to Parent or any affiliates of Parent.

“Fully Diluted Shares” shall mean the sum, without duplication, of (w) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, (x) the maximum aggregate number of shares of Company Common Stock that are issuable upon the full conversion, exercise, exchange or settlement of all Company Preferred Stock, Company Options, Company RSUs, and any other rights (whether vested or unvested) convertible into, exercisable for or exchangeable for, shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, (y) the maximum aggregate number of shares of Company Common Stock that are issuable upon the conversion of the maximum number of shares of Company Preferred Stock that are issuable upon the full exercise or settlement of all Company Options, Company RSUs, all Company Warrants, and other rights to acquire shares of Company Preferred Stock (if any) that are issued and outstanding as of immediately prior to the Effective Time, and (z) the maximum aggregate number of shares of Company Common Stock would be issuable upon the full conversion, exercise, exchange or settlement of all PRC Employee Equity Award Equivalents set forth on Section 6.11(d) of the Company Disclosure Letter had such PRC Employee Equity Award Equivalents been granted by the Company prior to the Effective Time; provided however, that no share included in the calculation of shares issuable upon conversion, exercise, exchange or settlement of any Company Option, Company Warrant, Company RSU or Company Preferred Stock shall be double-counted when calculating the number of shares of issued or outstanding Company Capital Stock.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments but excluding any capital leases for ordinary course business equipment, (iii) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letter of credit or other similar facilities, but excluding any stand-by letters of credit that have not been drawn, and (iv) all indebtedness of others referenced in the foregoing clauses (i), (ii) and (iii) directly or indirectly guaranteed in any manner by such Person, including by way of agreement (A) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, or (C) otherwise to assure a creditor against loss.

“Indemnifying Holders” shall mean holders of shares of Company Capital Stock and holders of Cash-Out Options as of immediately prior to Effective Time (after giving effect to any exercises of Company Options and Company Warrants, or settlement of Company RSUs, conditioned upon the occurrence of the Closing), excluding, for the avoidance of doubt, Parent and any direct or indirect wholly owned subsidiary of Parent (including the Surviving Corporation).

“Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith or with Intellectual Property: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in knowhow and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (vii) any other rights in or to Technology; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, established or maintained by the Company or its Subsidiary for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean those individuals whose names are set forth on Section 7.2(g)(ii)(1) of the Company Disclosure Letter.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of Bernie Sardinha, Duston Williams, Earl Cohen, Kamran Malik, Matt Ready, Michael Raam, Steve Rowe and

Thad Omura after Reasonable Inquiry. “Reasonable Inquiry” as used in this definition means, with respect to each such Person identified in the preceding sentence, review of (a) the applicable representations and warranties with such Person’s direct reports having management responsibility for the Company’s functional area relating to the facts, circumstances, events or other matters described in such representation or warranty, and (b) the Company’s books, records and files of the type reasonably likely to contain relevant information concerning the facts, circumstances, events or other matters described in the applicable representation and warranty.

“Liability” shall mean any liability, obligation, expense, claim, guaranty or endorsement of any kind, character or type whatsoever, whether absolute or contingent (or based upon any contingency), known or unknown, determined or determinable, matured or unmatured, fixed or otherwise, due or to become due, whether or not accrued or paid and (unless otherwise indicated) whether or not required to be reflected in, or reserved against on, financial statements prepared in accordance with GAAP.

“Lien” shall mean any lien, mortgage, pledge, hypothecation, claim, security interest, encumbrance, restriction on transfer, adverse interest, easement, encroachment, burden, title defect, or similar restriction or limitation.

“made available”, “provided”, “delivered” or words of similar import shall mean, for purposes of Article III hereof, with respect to any material, that a copy of such material has been posted on or before 9:00 p.m. California time on October 25, 2011 to the electronic data room at https://collaborate4.dlapiper.com/eRoomASP/CookieTest/eRoom/SandForce/SandForceInc.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Open Source Materials” shall mean all Software that is licensed pursuant to an Open Source License or otherwise defined as “Open Source” by the Open Source Initiative (www.opensource.org).

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires that (i) the Source Code for Software of the licensee that is or becomes subject to such license be licensed on the same terms as set forth in such license, or (ii) that the Source Code of licensee that is or becomes subject to such license be made publicly available without a requirement for payment, or (iii) requires that the licensee include specified notices of attribution in its Software that is or becomes subject to such license.

“Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice and undertaken by such Person in good faith.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.01 per share.

“Parent Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstances or effect that, individually or in the aggregate with all other changes, events, violations,

inaccuracies, circumstances or effects, is or is reasonably likely to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect.

“Parent Shares” shall mean shares of Company Capital Stock owned by Parent or by any Affiliate of Parent immediately prior to the Effective Time.

“Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” shall mean (i) statutory Liens for Taxes that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens for work not yet completed, (v) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, (vi) pledges or deposits made in the Ordinary Course of Business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property), (vii) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (viii) Liens to secure capital lease obligations for ordinary course business equipment to the extent the incurrence of such obligations does not otherwise violate this Agreement, and (ix) any Liens incurred pursuant to equipment leases in the Ordinary Course of Business.

“Per Share Closing Consideration” shall mean (x) the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) Fully Diluted Shares minus (y) the quotient obtained by dividing (i) the Escrow Amount by (ii) the aggregate number of Cash Out Capital Shares.

“Per Share Escrow Release Amount” shall mean the quotient obtained by dividing (x) the Escrow Amount remaining available, if any, for distribution pursuant to the terms of this Agreement and the Escrow Agreement to the Indemnifying Holders, by (y) the aggregate number of Cash-Out Capital Shares. For purposes of clarity, in no event shall the aggregate Per Share Escrow Release Amount exceed the Escrow Amount remaining available, if any, for distribution pursuant to the terms of this Agreement and the Escrow Agreement to the Indemnifying Holders.

“Per Share Expense Fund Release Amount” shall mean the quotient obtained by dividing (x) the portion of the Expense Fund remaining available, if any, for distribution pursuant to the terms of this Agreement to the Indemnifying Holders, by (y) the aggregate number of Cash-Out Capital Shares. For purposes of clarity, in no event shall the aggregate Per Share Expense Fund Release Amount exceed the portion of the Expense Fund remaining available, if any, for distribution pursuant to the terms of this Agreement to the Indemnifying Holders.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company can be used to specifically identify a Person.

“PRC Employee Equity Award Equivalents” shall have the meaning ascribed to such term in Section 6.11(d) of the Company Disclosure Letter.

“Pro Rata Portion” shall mean, with respect to any Indemnifying Holder, a fraction, (i) the numerator of which is the value of the aggregate Per Share Closing Consideration payable to such Indemnifying Holder pursuant to this Agreement in respect of all shares of Company Common Stock (other than shares of Unvested Company Common Stock) held by the Indemnifying Holders as of immediately prior to the Effective Time, after giving effect to the issuance of (a) all shares of Company Common Stock that are issuable upon the full conversion, exercise, exchange or settlement of all shares of Company Preferred Stock, all Company Options (other than Assumed Company Options), and all Company RSUs (other than Assumed Company RSUs) held by the Indemnifying Holders as of immediately prior to the Effective Time, and (b) all shares of Company Common Stock that are issuable upon the full conversion of all shares of Company Preferred Stock that are issuable upon the full exercise, exchange or settlement of all Company Options (other than Assumed Company Options), all Company Warrants exercised and not terminated prior to Closing and all Company RSUs (other than Assumed Company RSUs) held by the Indemnifying Holders as of immediately prior to the Effective Time and (ii) the denominator of which is the value of the aggregate Per Share Closing Consideration payable to all Indemnifying Holders pursuant to this Agreement in respect of the Cash-Out Capital Shares.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyrights and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Requisite Stockholder Approval” shall mean the affirmative approval of the holders of (i) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), acting together as a single class, and (ii) at least 66% of the issued and outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis), acting together as a single class, and (iii) a majority of the issued and outstanding shares of Company Common Stock, to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

“Section 1.1 Consultants” shall mean those Persons identified on Section 1.1 of the Company Disclosure Letter (by name and location) located outside of the United States who accept and do not rescind, prior to the Effective Time, offers of employment from Parent, conditioned upon the occurrence of the Closing.

“Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, net lists, GDS-II files, gerber files, test vectors, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Specified Key Employees” shall mean those individuals whose names are set forth on Section 7.2(g)(ii)(2) of the Company Disclosure Letter.

“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding such partnerships where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” shall mean (i) any and all U.S. federal, state and local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such items, (ii) any liability for the payment of any items of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any items of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such items and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, Software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, knowhow and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; (vii) and other tangible forms of Intellectual Property Rights, and all instantiations of the foregoing in any form and embodied in any media.

“Transaction Expenses” shall mean (a) all third party fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, strategic consultants, tax consultants, outsourced operations service providers, accountants and auditors, in each case incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby), whether paid prior to the date hereof or after the date hereof and prior to the Effective Time or payable after the Effective Time and (b) an amount equal to the Expense Fund. For the avoidance of doubt, third party fees and expenses incurred in connection with the preparation of audited financial statements of the Company or other financial statements including, but not limited to, pro forma financial statements, for inclusion in Parent’s public filings, do not constitute Transaction Expenses.

“Unvested Company Common Stock” shall mean each share of Company Common Stock outstanding immediately prior to the Effective Time that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the Section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
Acquisition Proposal	6.1(a)
Acquisition Transaction	6.1(a)
Action of Divestiture	6.4(b)
Affiliate	1.1
Aggregate Merger Consideration	1.1
Agreement	Preamble
Assets and Properties	1.1
Assumed Company Options	1.1
Assumed Company RSU	1.1
Business Day	1.1
California Law	1.1
Cash-Out Capital Shares	1.1
Cash-Out Options	2.6(g)(ii)
Certificate of Merger	2.2(b)
Charter Documents	3.1
Claim Certificate	8.4(a)
Closing	2.2(a)
Closing Certificate	7.2(i)(iii)
Closing Date	2.2(a)
Closing Merger Consideration	1.1
COBRA	1.1
Code	1.1
Company	Preamble
Company Authorizations	3.17
Company Capital Stock	1.1
Company Common Stock	1.1
Company Disclosure Letter	Article III
Company Employee Plan	1.1
Company Financial Statements	3.8(a)
Company Insurance Policies	3.24(a)
Company Intellectual Property	1.1
Company Intellectual Property Rights	1.1
Company Material Adverse Effect	1.1
Company Option Plan	1.1
Company Optionholders	1.1
Company Options	1.1
Company Owned Shares	2.6(d)
Company Preferred Stock	1.1
Company Products	3.14(a)
Company Registered Intellectual Property	3.14(b)
Company Representatives	6.1(a)
Company RSUs	1.1
Company Series A Preferred Stock	1.1
Company Series B Preferred Stock	1.1

Capitalized Term	Section
Company Series C Preferred Stock	1.1
Company Series D Preferred Stock	1.1
Company Source Code	1.1
Company Stock Certificates	1.1
Company Stockholders	1.1
Company Warrantholders	1.1
Company Warrants	1.1
Conflict	3.6
Continuing Employee	6.11(a)
Contract	1.1
Copyrights	1.1
Current Balance Sheet	3.8(a)
Customer Information	3.13(f)
D&O Tail Period	6.14(b)
Delaware Law	1.1
Dissenting Share Payments	2.6(f)(iii)
Dissenting Shares	2.6(f)(i)
DOJ	3.7
DOL	1.1
Effective Time	2.2(b)
Employee	1.1
Employee Agreement	1.1
Equipment	3.13(e)
ERISA	1.1
ERISA Affiliate	1.1
Escrow Agent	1.1
Escrow Agreement	Recitals
Escrow Amount	1.1
Escrow Fund	8.5(a)
Escrow Period	8.5(b)
Exchange Ratio	1.1
Expense Fund	8.7(d)
Export Approvals	3.27(a)
FCPA	3.26
FMLA	1.1
Follow-On Transaction	1.1
FTC	3.7
Fully Diluted Shares	1.1
GAAP	1.1
Governmental Authority	1.1
Hazardous Material	3.21(a)
Hazardous Materials Activities	3.21(b)
HSR Act	3.7
Inbound Licenses	3.14(k)
Indebtedness	1.1
Indemnified Parties	8.2(a)
Indemnifying Parties	8.2(a)
Indemnifying Holders	1.1

Capitalized Term	Section
Intellectual Property Rights	1.1
Interested Party	3.16(a)
International Employee Plan	1.1
Inventory	3.29
IP Licenses	3.14(k)
IRS	1.1
Key Employees	1.1
Knowledge	1.1
Law Firm	10.13
Lease Agreements	3.13(b)
Leased Real Property	3.13(a)
Letter of Transmittal	2.7(c)
Liability	1.1
Lien	1.1
Loss	8.2(b)
Losses	8.2(b)
Mask Works	1.1
Material Contract	3.15(a)
Merger	2.1
Merger Sub	Preamble
Multiemployer Plan	1.1
Non-Competition Agreement	Recitals
Non-Disclosure Agreement	10.3
Offer Letter	6.11(a)
Open Source Materials	1.1
Open Source License	1.1
Ordinary Course of Business	1.1
Outbound Licenses	3.14(k)
Parent	Preamble
Parent Common Stock	1.1
Parent Material Adverse Effect	1.1
Parent Plans	6.11(c)
Parent Shares	1.1
Patents	1.1
Payment Agent	2.7(a)
Payment Spreadsheet	6.9
Pension Plan	1.1
Permitted Liens	1.1
Per Share Closing Consideration	1.1
Per Share Escrow Release Amount	1.1
Per Share Expense Fund Release Amount	1.1
Person	1.1
Personally Identifiable Information	1.1
Pro Rata Portion	1.1
PTO	3.14(b)
Registered Intellectual Property	1.1
Representative Losses	8.7(b)
Requisite Stockholder Approval	1.1

Capitalized Term	Section
Returns	3.11(a)
Section 1.1 Consultants	1.1
Section 280G Payments	3.23(g)
Section 409A	3.23(j)
Seller Group	10.13
Stockholder Representative	Preamble
Significant Customer	3.30
Significant Supplier	3.31
Software	1.1
Special Representations	8.1(b)
Specified Key Employees	1.1
Stockholder Representative	Preamble
Standard Form Agreements	3.14(s)
Statement of Transaction Expenses	6.10(b)
Subsidiary	1.1
Survival Date	8.1
Surviving Corporation	2.1
Tax	1.1
Tax Incentive	3.11(o)
Technology	1.1
Terminated Company Employee Plans	6.11(b)
Threshold	8.3(d)
Trademarks	1.1
Transaction Agreements	Recitals
Transaction Expenses	1.1
Unvested Company Common Stock	1.1
WARN Act	1.1
Written Consent	Recitals

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The headings set forth in this Agreement are for convenience of reference purposes only and shall not modify, limit or otherwise affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) All references in this Agreement to the Company shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.

(e) The parties hereto agree that they have been represented and advised by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provisions of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is sometimes referred herein to as the “Surviving Corporation.”

2.2 Closing and Effective Time.

(a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower Suite 3300, San Francisco, California, unless another time and/or place is mutually agreed upon in writing by Parent and the Company; provided, however, that if the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived prior to January 3, 2012, the Closing shall not occur, without the consent of Parent, prior to January 3, 2012. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the Merger (the “Certificate of Merger”) in accordance with the applicable provisions of Delaware Law. The time of filing of the Certificate of Merger is referred to herein as the “Effective Time.”

2.3 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificates of Incorporation and Bylaws.

(a) Certificate of Incorporation of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

(b) Bylaws of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers.

(a) Directors of Surviving Corporation. The directors of the Company shall resign effective as of the Effective Time. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Corporation. The officers of the Company shall resign effective as of the Effective Time. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6 Effect of Merger on Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Company Preferred Stock and Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder (including that no holder of Company Preferred Stock shall be required to convert such shares of Company Preferred Stock into shares of Company Common Stock), each outstanding share of Company Common Stock and Company Preferred Stock (other than any shares of Unvested Company Common Stock, Company-Owned Shares, Parent Shares and Dissenting Shares), upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, including the escrow provisions set forth in Article VIII hereof, shall be cancelled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock or Company Preferred Stock, as applicable, (i) an amount of cash equal to the Per Share Closing Consideration, (ii) an amount of cash equal to the Per Share Escrow Release Amount, if any, distributed to Indemnifying Holders in the manner provided in Article VIII of this Agreement and the Escrow Agreement and (iii) an amount of cash equal to the Per Share Expense Fund Release Amount, if any, distributed to Indemnifying Holders in the manner provided in Article VIII of this Agreement. For purposes of calculating the amount of cash consideration payable to each Company Stockholder at the Effective Time pursuant to this Section 2.6, all shares of Company Capital Stock held by each Company Stockholder at the Effective Time shall be aggregated on a certificate-by-certificate basis and rounded up to the nearest whole cent.

(c) Unvested Company Common Stock.

(i) As of the Effective Time, each outstanding share of Unvested Company Common Stock shall be exchanged by Parent for a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Unvested Company Common Stock, and (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Such shares of Parent Common Stock issued in exchange for the Unvested Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other conditions applicable to the Unvested Company Common Stock, and shall be “restricted securities” within the meaning of Rule 144 as promulgated under the Securities Act of 1933, as amended (“Rule 144”).

(ii) Prior to the Effective Time, the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any restricted stock purchase agreement or other Contract with respect to each share of Unvested Company Common Stock.

(iii) As soon as reasonably practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act of 1933, as amended, with respect to the shares of Parent Common Stock issuable upon exchange for the Unvested Company Common stock in connection with the Merger.

(d) Company-Owned Shares. At the Effective Time, each share of Company Capital Stock that are owned by the Company as treasury stock (including any Company Preferred Stock) (“Company-Owned Shares”) shall be cancelled and extinguished without any rights to conversion thereof, and no consideration shall be delivered in exchange therefor.

(e) Parent Shares. At the Effective Time, each Parent Share shall be cancelled and extinguished without any rights to conversion thereof, and no consideration shall be delivered in exchange therefor.

(f) Dissenting Shares.

(i) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenter’s or similar rights for such shares available under Section 262 of Delaware Law or, if applicable, Chapter 13 of the California Corporation Code (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of Delaware Law or, if applicable, Chapter 13 of California Law.

(ii) Notwithstanding the provisions of Section 2.6(f)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(iii) Prior to the Closing, the Company shall give Parent (A) prompt notice of any written demand for appraisal or dissenter’s rights received by the Company pursuant to the applicable provisions of Section 262 of Delaware Law or Chapter 13 of California Law, if applicable, and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (1) shall make any payment or payments in respect of any Dissenting Shares in excess of the portion of the Aggregate Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this Agreement, or (2) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VIII.

(g) Company Options.

(i) At the Effective Time, each Assumed Company Option outstanding immediately prior to the Effective Time shall be assumed by Parent. Each Assumed Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (A) each Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is intended that Assumed Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Assumed Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 2.6(g)(i) shall be applied consistent with such intent. The conversion and assumption of the Assumed Company Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code, including Treas. Reg. 1.409A-1(b)(5)(v)(D), and such converted options to purchase Parent Common Stock shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions and transfer restrictions) as were applicable to the corresponding Assumed Company Options immediately prior to the Effective Time.

(ii) Immediately prior to the Effective Time, (A) each Company Option then outstanding and held by a Person that is neither a Section 1.1 Consultant nor an employee of the Company as of the Effective Time, whether or not vested and exercisable under the Company Option Plan, shall (if not then fully vested and exercisable) become fully vested and exercisable, and (B) (x) each such Company Option described in clause (A) of this sentence and (y) each Company Option then outstanding and held by a Person that is an employee of the Company (other than an Assumed Company Option) (together, the Company Options described in clauses (x) and (y) of this clause (B), the “Cash-Out Options”), shall, by virtue of the Merger, be terminated and the holder thereof shall be entitled to receive in consideration of such termination an amount in cash with respect to each share of Company

Common Stock subject thereto, without interest, equal to (1) the Per Share Closing Consideration less the applicable exercise price per share, (2) an amount in cash equal to the Per Share Escrow Release Amount, if any, distributed to Indemnifying Holders in the manner provided in Article VIII of this Agreement and the Escrow Agreement and (3) an amount of cash equal to the Per Share Expense Fund Release Amount, if any, distributed to Indemnifying Holders in the manner provided in Article VIII of this Agreement. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.6(g)(ii) under the Company Option Plan and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby. Upon the request of Parent, the Company shall notify the holders of Company Options, which such notice shall be in compliance with any applicable terms of the Company Option Plan and such Company Options, that such Company Options (other than the Assumed Company Options) not exercised prior to the Effective Time will be cashed-out at the Effective Time in the manner set forth in this Section 2.6(g)(ii), and that the holders of such Company Options may exercise any such Company Options in compliance with the terms provided in the Company Option Plan (including by means of cashless or net exercise) and the relevant Company Option agreement governing the exercise thereof on or prior to the last date specified in the notice. Materials to be submitted to the holders of Company Options in connection with the notice required under this Section 2.6(g)(ii) shall be subject to review and approval by Parent.

(iii) The Company shall use its reasonable best efforts to effect the provisions set forth in Section 2.6(g) with respect to all Company Options, including any necessary amendments to any Company Options and the delivery of all required notices required to be delivered pursuant to such Company Options or the Company Option Plan in connection with the Agreement and the consummation of the Merger and the other transactions contemplated hereby. Any materials to be submitted to the holders of Company Options in connection with any notice or amendment required under this Section 2.6(g) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.

(iv) As soon as reasonably practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act of 1933, as amended, with respect to the shares of Parent Common Stock issuable upon exercise of the Assumed Company Options, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as the assumed Company Options remain outstanding.

(v) As soon as reasonably practicable following the Closing Date, Parent shall (or shall cause the Payment Agent) to mail or otherwise deliver (including, with respect to Cash-Out Option holders who are subject to income or employment Tax withholding by the Company or Parent, through the Company’s payroll provider in accordance with the holder’s prior elections with respect to receipt and direct deposit of payroll amounts) to each holder of Cash-Out Options, at the address set forth opposite each such Company Optionholder’s name on the Payment Spreadsheet, an appropriate optionholder letter of transmittal; with respect to the holders of Cash-Out Options who are subject to income or employment Tax withholding by Parent or the Company and who are to receive their portion of the Aggregate Merger Consideration from the Company’s payroll provider, such letter shall be in the form attached hereto as Exhibit E-1, and, with respect to holders of Cash-Out Options who are not subject to income or employment Tax withholding by Parent or the Company and who are to receive their portion of the Aggregate Merger Consideration from the Payment Agent such letter shall be in the form attached hereto as Exhibit E-2 (in each case, the “Optionholder Letter of Transmittal”). As soon as reasonably practicable following the Closing Date, and upon receipt by Parent or the Payment Agent, as applicable, of such Optionholder Letter of Transmittal and any other documents that Parent or the

Payment Agent may reasonably require, such holder of Cash-Out Options shall be entitled to receive from Parent or the Payment Agent, as applicable, the amount of the Closing Merger Consideration to which such holder is entitled pursuant to Section 2.6(g) hereof, less applicable Tax withholding, and the agreement evidencing the Cash-Out Options so surrendered shall be cancelled. No payments of any portion of the Aggregate Merger Consideration will be made until the holder of Cash-Out Options shall have delivered to Parent or the Payment Agent, as applicable, an Optionholder Letter of Transmittal and any other documents that Parent or the Payment Agent may reasonably require pursuant hereto; provided, however, in all cases the portion of the Closing Merger Consideration payable in respect of Cash-Out Options will be paid no later than March 15 of the year following the year in which the Merger occurs.

(h) Company Warrants.

(i) Parent shall not assume any Company Warrants in connection with the Merger and the other transactions contemplated by this Agreement. At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety; provided, however, that nothing in this Section 2.6(h) shall prohibit a Company Warrantholder from exercising such Company Warrant prior to the Effective Time in accordance with its terms.

(ii) The Company shall use its reasonable best efforts to effect the provisions set forth in Section 2.6(h) with respect to all Company Warrants, including the delivery of all required notices required to be delivered pursuant to such Company Warrants in connection with the Agreement and the consummation of the Merger and the other transactions contemplated hereby. Any materials to be submitted to the holders of Company Warrants connection with any notice or amendment required under this Section 2.6(h) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.

(i) Company RSUs.

(i) Immediately prior to the Effective Time, each Company RSU then outstanding (other than the Assumed Company RSUs), shall be settled in Company Common Stock. The Company Common Stock issued upon the settlement of the Company RSUs (other than the Assumed Company RSUs) pursuant to this Section 2.6(i)(i) shall be subject to Section 2.6(b) at the Effective Time.

(ii) At the Effective Time, each Assumed Company RSU shall be assumed by Parent. Each Assumed Company RSU shall continue to have, and be subject to, the same terms and conditions set forth in the restricted stock unit agreement between the Company and the holder with regard to the Assumed Company RSU immediately prior to the Effective Time (except as otherwise agreed to in writing between Parent and the holder of the Assumed Company RSUs), except that each Company RSU will be settleable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon vesting of such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. The conversion and assumption of the Company RSUs is intended to comply with the regulations and other binding guidance under Section 409A of the Code, and such converted restricted stock units settleable in Parent Common Stock shall be subject to the same terms and conditions (including vesting schedule, expiration date, purchase provisions and transfer restrictions) as were applicable to the corresponding Company RSUs immediately prior to the Effective Time (except as otherwise agreed to in writing between Parent and the holder of the Assumed Company RSUs).

(iii) As soon as reasonably practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act of 1933, as amended, with respect to the shares of Parent Common Stock issuable upon settlement of the Assumed Company RSUs, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as the Assumed Company RSUs remain outstanding.

2.7 Payment of Closing Merger Consideration; Deposit of Escrow Amount.

(a) U.S. Bank, National Association (or another bank or trust company selected by Parent and reasonably acceptable to the Company) shall serve as the payment agent (the “Payment Agent”) for the Merger.

(b) On the Closing Date, Parent shall (i) deliver to the Payment Agent an amount of cash in immediately available funds equal to the Closing Merger Consideration to be paid out in exchange for outstanding shares of Company Capital Stock in accordance with the terms of this Agreement, and (ii) deliver to the Escrow Agent an amount of cash in immediately available funds equal to the Escrow Amount to be held by the Escrow Agent as security for the indemnification obligations under Article VIII and pursuant to the terms and provisions of the Escrow Agreement and distributed to the Indemnifying Holders or Parent, as the case may be, in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Prior to or, as soon as reasonably practicable following the Closing Date (and in any event no later than five (5) Business Days following the Closing Date), the Company (if prior to Closing) or Parent (if after Closing) shall (or Parent shall cause the Payment Agent) to, mail a letter of transmittal, in the form attached hereto as Exhibit E-3 (the “Stockholder Letter of Transmittal”), including instructions for the surrender of the certificates representing Company Capital Stock, to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Payment Spreadsheet. Following the surrender of a stock certificate representing shares of the Company Capital Stock for cancellation to the Payment Agent, together with a Stockholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 2.7(d) hereof, Parent shall cause the Payment Agent to deliver promptly (and in any event within five (5) Business Days after receipt of the documents described above), in exchange therefor, the amount of the Closing Merger Consideration to which such holder is entitled pursuant to Section 2.6(b) hereof, and all stock certificates so surrendered shall be cancelled. Until so surrendered, each stock certificate representing shares of Company Capital Stock outstanding after the Effective Time will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Aggregate Merger Consideration for which such shares of Company Capital Stock shall have been so exchanged. No payments of any portion of the Aggregate Merger Consideration will be made until the holder of Company Capital Stock surrenders his, her or its stock certificate(s) pursuant hereto.

(d) If any portion of the Aggregate Merger Consideration is to be paid to a Person with a name other than that in which the Company Capital Stock certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Aggregate Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary in this Section 2.7, neither the Payment Agent, nor the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8 Withholding Taxes. Parent, the Company, the Surviving Corporation, the Payment Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under any applicable provision of U.S. federal, state or local or non-U.S. Tax law or any applicable legal requirement, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9 No Further Ownership Rights in Company Capital Stock. The payment of the Aggregate Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates representing shares of Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of the Aggregate Merger Consideration, if any, as may be required pursuant to Section 2.6(b) hereof; provided, however, that Parent may, in its reasonable discretion or as required by the Payment Agent and as a condition precedent to such payment, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, if and only to the extent required by the Payment Agent, or (b) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and reasonably necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject only to such disclosure and exceptions as are set forth in the disclosure letter delivered by the Company herewith and dated as of the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in (a) the State of California and (b) in each other jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification or licensing necessary, except, in the case of this clause (b), where the Company’s failure to be so qualified or licensed would not reasonably be expected to be material to the Company. Section 3.1 of the Company Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction where the Company is so qualified, licensed or admitted to do business, and (ii) each other state or country in which the Company owns, uses, or leases its Assets and Properties, or conducts business (other than the sale of Company Products in the Ordinary Course of Business) or has employees. The Company has made available a true, complete and correct copy of the certificate of incorporation and bylaws of the Company, as amended to date(the “Charter Documents”). The Company’s board of directors has not approved or proposed any amendment to any of the Charter Documents, except as expressly contemplated by this Agreement.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists only of 47,600,000 shares of Company Common Stock, $0.001 par value, of which 5,174,531 shares are issued and outstanding as of the date hereof, and 31,654,599 shares of Company Preferred Stock, $0.001 par value, of which (i) 8,266,667 shares are designated Company Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, (ii) 6,364,979 shares are designated Company Series B Preferred Stock, 6,348,051 of which are issued and outstanding as of the date hereof, (iii) 8,704,736 shares are designated Company Series C Preferred Stock, all of which are issued and outstanding as of the date hereof, and (v) 8,318,217 shares are designated Company Series D Preferred Stock, 7,936,508 of which are issued and outstanding as of the date hereof. Each share of Company Preferred Stock is convertible at a 1:1 ratio and there are no outstanding anti-dilution or other adjustments to the respective conversion prices of the Company Preferred Stock. As of the date hereof, the Company Capital Stock is held by the persons listed and in the amounts set forth in Section 3.2(a)(i) of the Company Disclosure Letter. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. Section 3.2(a)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, all outstanding shares of Unvested Company Common Stock, indicating the name of the applicable Company Stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.2.

(b) Section 3.2(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, all issued and outstanding Company Warrants. Except for the Company Option Plan and the award agreements evidencing Company RSUs that were granted outside of the Company Option Plan, the Company has never adopted or maintained any other Company stock option plan or other plan providing for equity compensation (whether payable in stock, cash or other property) of any Person. The Company has not granted any options or other compensation rights to purchase or acquire Company Capital Stock other than pursuant to the Company Option Plan and the award agreements evidencing Company RSUs that were granted outside of the Company Option Plan. The Company has reserved 11,795,450 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted and the grant of restricted stock awards and the settlement of restricted stock units under the Company Option Plan, of which (i) 9,637,284 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options (whether vested or unvested) granted under the Company Option Plan, (ii) 1,772,161 shares have been issued, as of the date hereof, upon the exercise of options granted under the Company Option Plan, (iii) 463,400 shares are issuable, as of the date hereof, upon the settlement of outstanding Company RSUs granted under the Company Option Plan, and (iv) 1,792,161 shares of Company Common Stock (some of which shares constitute Unvested Company Common Stock and Company RSUs that have been settled in Company Common Stock as of the date hereof) granted under the Company Option Plan are issued and outstanding on the date hereof. As of the date hereof, 320,000 shares of Company Common Stock are issuable upon the settlement of Company RSUs that were granted outside of the Company Option Plan. Section 3.2(b)(ii) of the Company Disclosure Letter sets forth for each outstanding Company Option, each share of Unvested Company Common Stock and each Company RSU, the name of the holder of such option, share of Unvested Common Stock or Company RSU, whether such holder is an employee of the Company or not an employee, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, vesting of Unvested Common Stock or settlement of Company RSUs, the exercise price of such Company Option, the vesting schedule for such Company Option, restricted shares or Company RSUs (including any acceleration provisions with respect thereto), including the extent unvested and vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. All Company Options, Company RSUs and shares of Unvested Company Common Stock have been issued in compliance with all applicable federal, state and foreign securities laws. Except for the Company Options, Unvested Company Common Stock and Company RSUs set forth in Section 3.2(b)(ii) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options, Company RSUs and shares of Unvested Company Common Stock have been issued have been made available to Parent, and Section 3.2(b)(ii) of the Company Disclosure Letter indicates which holders of Company Options, Company RSUs and shares of Unvested Company Common Stock have executed which form of agreement. There are no other outstanding or authorized stock appreciation, phantom stock, profit participation or other similar equity-based rights (whether payable in stock, cash or other property) with respect to the Company. True and complete copies of all standard form agreements and all other instruments and agreements that deviate in any material respect from such form agreements relating to or issued under the Company Option Plan have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there is no Contract to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent.

(c) Except for (i) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, (ii) that certain Third Amended and Restated Voting Agreement, dated as of September 9, 2010, by and among the Company and the other parties specified therein, and (iii) that certain Voting Agreement, dated April 22, 2010, by and between the Company and Radoslav Danilak, there are no voting trusts, proxies, or other agreements or understandings with respect to voting of the Company Capital Stock.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding on the date hereof from any Company Stockholder to the Company, including any and all debt securities, whether or not convertible into shares of Company Capital Stock.

(e) The Payment Spreadsheet, including the allocation of the Aggregate Merger Consideration set forth therein, will, when delivered at Closing, be accurate and consistent with the Company’s Charter Documents in effect as of immediately prior to the Effective Time.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter lists all Subsidiaries of the Company. The Company does not have, and has never had, any other Subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other Person or have any ongoing obligation to purchase any shares of capital stock or other ownership interests with respect thereto.

3.4 Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company, as the case may be, are listed in Section 3.4 of the Company Disclosure Letter.

3.5 Authority; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to receipt of the Requisite Stockholder Approval. The Requisite Stockholder Approval is the only approval of the Company Stockholders that is necessary to adopt this Agreement under applicable law, the Company’s Charter Documents and any Contract to which the Company is a party. As of the date hereof, the board of directors of the Company has unanimously (i) approved and deemed advisable this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determined that this Agreement, the Merger and the other transactions contemplated hereby and thereby are in the best interests of the Company and the Company Stockholders and are on terms that are fair to the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement for all purposes under Delaware Law, the Charter Documents and any Contracts between or among the Company and any Company Stockholders.

(b) This Agreement, the Escrow Agreement and the agreements contemplated hereby and thereby to which the Company is or will be a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.6 No Conflict. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), require any notice under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract to which the Company is a party or by which the Company or any of its Assets or Properties (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Assets and Properties.

3.7 Consents. Assuming that the representations and warranties of Parent in Section 4.4 hereof are true and correct, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 3.7 of the Company Disclosure Letter.

3.8 Company Financial Statements.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth (i) the Company’s audited balance sheet as of December 31, 2009 and unaudited balance sheet as of December 31, 2010, and the related statements of income and cash flows and stockholders’ equity for the twelve month periods then ended, and (ii) a balance sheet as of September 30, 2011 and the related unaudited statements of income and cash flows and stockholders’ equity for the nine month period then ended (collectively, the “Company Financial Statements”). The Company’s unaudited balance sheet as of September 30, 2011 is referred to herein as the “Current Balance Sheet.”

(b) The Company Financial Statements (i) were derived from and are consistent in all material respects with the books and records of the Company, (ii) have been prepared in accordance with, and otherwise comply as to form with, GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP, and are subject to normal year-end adjustments) and (iii) fairly present in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations, cash flows and stockholders’ equity of the Company for the periods therein specified. Since the date of the Current Balance Sheet, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(c) Except for Liabilities reflected in the Current Balance Sheet, the Company has no “off balance sheet” Liability to, or any financial interest in, any third party or entities, the purpose of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or other Liability expenses of the Company.

(d) The Company has established guidelines and general practices for maintaining, adhering and enforcing a system of internal accounting controls appropriate for a Person of the Company’s size and stage of development.

(e) Neither the Company nor any director or officer of the Company, nor, to the Company’s Knowledge, the Company’s independent auditors or any current or former employee or consultant of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have (or had, as the case may be) a material role in the preparation of financial statements utilized by the Company, or any claim or allegation regarding any of the foregoing. No attorney representing the Company, whether or not employed by the Company, has reported to the board of directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of their respective officers, directors, employees or agents.

(f) Section 3.8(f) of the Company Disclosure Letter contains a true and correct list of all Indebtedness of the Company, including, for each item of Indebtedness for borrowed money, the name of the primary Contract governing such Indebtedness (which Contract shall have been made available to Parent) and a list of any Assets or Properties securing such Indebtedness. All Indebtedness of the Company for borrowed money may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness.

3.9 No Undisclosed Liabilities. The Company does not have any Liability (whether or not required to be reflected on or reserved against in financial statements that are prepared in accordance with GAAP), except for (a) Liabilities that are reflected on or reserved against in the Current Balance Sheet (including the notes thereto), (b) Liabilities that have arisen in the Ordinary Course of Business since the date of the Current Balance Sheet and prior to the date hereof, (c) performance obligations under executory Contracts that are listed in the Company Disclosure Letter, which obligations are apparent on the face of such Contracts, (d) Liabilities and other obligations that arise (i) subsequent to the date hereof, (ii) in the Ordinary Course of Business, and (iii) other than as a result of a violation of Section 5.1, and (e) any Transaction Expenses.

3.10 No Changes. From the date of the Current Balance Sheet through the date hereof, (i) the Company has operated its business in the Ordinary Course of Business, (ii) no Company Material Adverse Effect has occurred and (iii) there has not been, occurred or arisen any:

(a) agreement or arrangement to enter into any Contract involving a strategic alliance, joint development or joint marketing arrangement;

(b) amendments or changes to the Charter Documents;

(c) capital expenditure or commitment by the Company to make capital expenditures in each case exceeding $75,000 individually or $750,000 in the aggregate;

(d) payment, discharge or satisfaction, of any material Liability (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, or otherwise), other than in the Ordinary Course of Business;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or Significant Customer of the Company (whether or not covered by insurance);

(f) change in accounting policies or procedures (including any change in revenue recognition, reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company other than any audit-related adjustments that Company has implemented or as required by GAAP;

(g) change in any material Tax election, adoption or change of any Tax accounting method, entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement in respect of Taxes, settlement or compromise of any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(h) revaluation by the Company of any of its assets (whether tangible or intangible), other than any audit-related adjustments that the Company has implemented or as required by GAAP;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options, Company RSUs and Company Warrants, and except for awards of Company Options and Company RSUs set forth on Section 3.2(b)(ii) of the Company Disclosure Letter;

(j) increase in the salary or other compensation payable or to become payable by the Company to any of its current Employees (other than increases made in the Ordinary Course of Business with respect to employees with a base salary, following such increase, of less than $150,000), or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, change in control payment, termination payment, bonus or other additional salary or compensation to any such Person;

(k) hiring or termination of any Employee earning more than $150,000 per year, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(l) any termination or, other than in the Ordinary Course of Business, extension, amendment, waiver or modification of the terms, of any Material Contract;

(m) action to accelerate the vesting schedule of any Company Options, Company Warrants or Unvested Company Common Stock;

(n) except in the Ordinary Course of Business, any sale, lease, sublease or other disposition of any of the Assets and Properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any Lien (other than Permitted Liens) in such assets or properties;

(o) loan by the Company to any Person (except for reasonable advances to current employees for travel and business expenses in the Ordinary Course of Business), incurring by the Company of any Indebtedness for money borrowed, guarantee by the Company of any Indebtedness for money borrowed, issuance or sale of any debt securities of the Company or guarantee of any debt securities of others;

(p) waiver or release of any right or claim, including any write off, discount or other compromise of any material account receivable;

(q) commencement, settlement, notice or, to the Company’s Knowledge, threat of, any lawsuit or proceeding or other investigation (to the Company’s Knowledge) against the Company or its affairs;

(r) written notice of any claim or potential claim of ownership by any Person other than the Company of the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;

(s) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Options and or Company Capital Stock upon the exercise of Company Options, Company RSUs or Company Warrants or the conversion of the Company Preferred Stock;

(t) (i) sale of any material Company Intellectual Property Rights, or (ii) purchase of any Intellectual Property Rights (other than the assignment of Intellectual Property Rights in connection with development for the Company performed by a third Person), (iii) agreement with respect to the development of any Intellectual Property Rights with a third party outside the Ordinary Course of Business, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company outside the Ordinary Course of Business; or

(u) binding written or oral agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (t), inclusive, of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Tax Matters.

(a) The Company has prepared and timely filed all material U.S. federal, state and local and non-U.S. returns, estimates, information statements and reports (“Returns”) required to be filed by it and relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns are true and correct in all material respects.

(b) The Company has paid all Taxes required to be paid (whether or not shown on a Return) and has withheld or paid with respect to its Employees, stockholders and other third-parties (and timely paid over to the appropriate taxing authority) all U.S. federal and state and non-U.S. income taxes, state and local sales taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld or paid by it.

(c) The Company is not delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any taxing authority to the Company or any representative thereof.

(e) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the Ordinary Course of Business.

(g) The Company has made available to Parent copies of all income and other material Returns for the Company filed for all taxable periods beginning on or after January 1, 2008.

(h) There are no Liens on the assets of the Company relating to or attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and which have been reserved for on the appropriate financial statements of the Company in accordance with GAAP.

(i) The Company (i) has never been a member of an affiliated group (within the meaning of Section §1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under such agreement, except for loan agreements, leases and other agreements entered into in the Ordinary Course of Business not primarily related to Taxes, (iii) has no liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law or otherwise, other than loan agreements, leases and other agreements entered into in the Ordinary Course of Business not primarily related to Taxes and (iv) has never been a party to any joint venture, partnership or other arrangement that would be treated as a partnership for Tax purposes.

(j) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or a source of income in that country.

(m) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(n) The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(p) The Company uses the accrual method of accounting for income Tax purposes.

(q) The Company will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing (or in the case of each of (i) and (ii), under any similar provision of applicable law), (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received prior to the Closing.

(r) All outstanding Unvested Company Common Stock resulted from the early exercise of incentive stock options within the meaning of Section 422 of the Code.

3.12 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has, or may reasonably be expected to have, the effect of prohibiting or impairing in any material respect any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.13(a) of the Company Disclosure Letter sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of its businesses (the “Leased Real Property”).

(b) The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements affecting any Leased Real Property and to which Company is bound. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no material term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been made available by the Company to Parent. The Company has not transferred or assigned any interest in any such Lease Agreement, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. All Lease Agreements are valid and enforceable (subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity). The Company is not in material default of any Lease Agreement, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a material default under any Lease Agreement. The Company has not received any written notice of a material default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company or the Surviving Corporation under any Lease Agreement.

(c) The Leased Real Property and all of its operating systems are suitable for the conduct of the business in the Ordinary Course of Business. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. No Lease Agreement will require the Company to incur costs or expenses in excess of $100,000 for restoration of the premises subject to such Lease Agreement upon termination of such Lease Agreement.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the personal properties and assets, used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, and (iii) Permitted Liens.

(e) Section 3.13(e)(i) of the Company Disclosure Letter lists, as of the date hereof, all fixed assets of the Company, including all material items of equipment (collectively the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. Section 3.13(e)(ii) of the Company Disclosure Letter lists, as of the date hereof, all servers and computer equipment having an initial purchase price or leasehold value in excess of $50,000 per item owned or leased by the Company.

(f) The Company has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company possesses any claims or rights with respect to use of the Customer Information. For purposes of this Section 3.13(f), “customer” shall not, in all cases, refer to the “end user” of any Company product, but shall instead refer to a Person that purchases any Company product or service from the Company (which, for avoidance of doubt, may include distributors, resellers and similar Persons in the chain of commerce other than the product end user).

3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of (A) all devices, processors, products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise offered for sale or supported by or for the Company within thirty six (36) months of the date hereof, and (B) all devices, processors, products, software or service offerings which the Company, as of the date hereof, plans to sell, distribute, make commercially available, provide or otherwise offer in the twelve (12) months following the date hereof, including any products or service offerings under development (collectively, “Company Products”).

(b) Section 3.14(b) of the Company Disclosure Letter lists all Registered Intellectual Property owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or other Company Intellectual Property as of the date hereof. Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use). Company has not taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any Patents that are Company Registered Intellectual Property. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Company Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within one hundred twenty (120) days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. The Company has claimed “small business status” in the application for or registration of any Registered Intellectual Property in accordance with applicable laws. The Company owns, licenses or otherwise has the necessary rights to the Mask Works for all Company Products that are semiconductors.

(c) Except for pending Patent or Trademark applications, as of the date hereof, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that materially restricts the use, transfer, provision, sale or licensing thereof by the Company or may materially affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(d) In each case in which the Company has acquired or purported to acquire ownership of any Technology or Intellectual Property Right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights to the Company and all such Contracts currently in effect as of the date hereof are listed in Section 3.14(k)(i) of the Company Disclosure Letter.

(e) All Company Intellectual Property is, and, as of immediately following the Effective Time will be, fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third Person. Each item of Company Intellectual Property is free and clear of any Liens except for non exclusive licenses to use Company Products granted to end user customers in the ordinary course of business and consistent with past practices and Permitted Liens. No Intellectual Property Rights are owned jointly by Company and any third Person.

(f) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are or were Company Intellectual Property Rights to any other Person.

(g) All Technology that is used in or constitutes a part of any Company Product was created or developed by employees of the Company acting within the scope of their employment (or non-employees who have executed valid and enforceable assignments transferring all right, title and interest in and to such Technology and Intellectual Property Rights therein to the Company) and all Intellectual Property Rights therein are owned by the Company. No Person who has licensed any Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or modifications made by the Company in or to such Technology or Intellectual Property Rights.

(h) Section 3.14(h) of the Company Disclosure Letter identifies, as of the date hereof, for each Company Product, all Technology and Intellectual Property Rights, other than Company Intellectual Property, that are embodied in, incorporated into, combined with or distributed in conjunction with such Company Product, and for each such item of Technology or Intellectual Property Rights, the Inbound License Agreement pursuant to which Company receives rights to such Technology or Intellectual Property Rights.

(i) All Company Intellectual Property, together with all material Technology and Intellectual Property Rights licensed to the Company under the Inbound License Agreements set forth in Section 3.14(k) of the Company Disclosure Letter, collectively constitute all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted and, to the Knowledge of the Company, as proposed to be conducted, including the design, development, manufacture, use, import, sale, distribution and provision of Company Products.

(j) The operation of the business of the Company as it is currently conducted, and as proposed to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of Company Products, does not (and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing) infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any act, product, Technology or service (including any Company Products) of the Company infringes or misappropriates any Intellectual Property Right of any Person, violates any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(k) Section 3.14(k)(i) of the Company Disclosure Letter lists all Contracts to which the Company is a party, as of the date hereof, that grant the Company any license, ownership rights, options to, or other rights in or to any Technology or Intellectual Property Rights owned of a third Person or under which the Company receive services related to Software or other Technology (collectively, “Inbound Licenses”), other than Contracts pursuant to which the Company has received a license to commercially available Software, for less than $10,000 and which Software is not incorporated in a Company Product). Section 3.14(k)(ii) of the Company Disclosure Letter lists all Contracts, to which the Company is a party, as of the date hereof, under which Company grants any third Person license or other rights in or to any Technology or Intellectual Property Rights or provides any service to any third Person (collectively, “Outbound Licenses”; together with the Inbound Licenses, the “IP Licenses”) other than non-exclusive end- user licenses to customers for Company Products pursuant to a Standard Form Agreement). The Company is not in material breach of, nor has the Company materially failed to perform under, any IP License and, to the Knowledge of the Company, no other party to any such IP License is in material breach thereof or has failed to perform thereunder. Following the Closing and any Follow-On Transaction, both the Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights and receive all of the Company’s benefits (including payments) under the terms of such IP Licenses to the same extent the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments that the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.

(l) Section 3.14(l) of the Company Disclosure Letter lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company, other than Contracts that conform in form and substance to the Company’s standard form sales agreement (as copy of which has been made available to Parent), pursuant to which Company has sold Company Products in the Ordinary Course of Business.

(m) There are no Contracts between the Company and any other Person with respect to any Technology or Intellectual Property Rights, including under any IP License, under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company thereunder.

(n) To the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property Rights.

(o) The Company has taken all steps that are reasonably required to protect the confidential information and trade secrets of the Company and Company’s rights therein and to protect the confidential information and Trade Secrets provided by any other Person to the Company. All Employees of the Company have signed the Company’s standard form of Invention Assignment and Confidentiality Agreement, which is attached to Section 3.14(o) of the Company Disclosure Letter, and such agreement includes enforceable terms pursuant to which all Technology and Intellectual Property Rights developed by such employees within the scope of their employment or other duties to Company are assigned to Company.

(p) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any Contracts to which the Company is a party, or a Follow-On Transaction will result, because of any Contract to which Company is a party, in (i) either Parent or the Surviving Corporation granting to any third Person any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third Person in excess of those payable by Parent or the Company, respectively, prior to the Closing.

(q) Except as set forth in Section 3.14(q) of the Company Disclosure Letter, the Company is not a member of, and has not actively participated in, any organization, body or group which is engaged in or which has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed. The Company has not committed to, and is not obligated or bound to license any current or future Company Intellectual Property to any third Person.

(r) Neither any Company Product, nor any Technology offered, sold or distributed by Company, includes any Open Source Materials or is subject to the terms of any Open Source Agreement.

(s) All products including Company Products that are sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing conform in all material respects to applicable contractual commitments. No Company Product is or has been subject to any recall or epidemic failure. Copies of all current and prior standard form agreements for the sale of Company Products (collectively, “Standard Form Agreements”), including any standard terms of use for Company Products offered through the Company’s Internet website, are attached to Section 3.14(s) of the Company Disclosure Letter, and to the Company’s Knowledge, the Company is not in material breach of, nor has the Company materially failed to perform under, such agreements, and, to the Knowledge of the Company, no other party to any such agreement is in breach thereof or has failed to perform thereunder.

(t) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Company Capital Stock) was used in the development of the Technology and Intellectual Property Rights owned by the Company. To the Knowledge of the Company, no current or former Employee of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(u) Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code or the mask works for any Company Product (other than the disclosure of mask works to the manufacturers of Company Products). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Company Source Code or the mask works for any Company Product (other than the disclosure of mask works to the manufacturers of Company Products). Section 3.14(u) of the Company Disclosure Letter identifies, as of the date hereof, each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Source Code or the mask works for any Company Product, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(v) The Company has complied in all material respects with all applicable laws (including all laws of the U.S. and the E.U.) and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company, and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, have been made available to Parent.

3.15 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter (specifying the appropriate paragraph), as of the date of this Agreement, the Company is not a party to, nor is it bound by (any Contract of a nature described below to which the Company is a party or otherwise bound being referred to herein as a “Material Contract”) and, collectively, as the “Material Contracts”):

(i) nor is its Subsidiary a party to or bound by, (A) any Employee Agreement required to be listed on Section 3.23(a) of the Company Disclosure Letter and containing a commitment to grant any change in control payment, severance or other termination-related payment (whether payable in securities, cash or otherwise), other than Company Options or Company RSUs, or (B) any Employee Agreement required to be listed on Section 3.23(a) of the Company Disclosure Letter and which cannot be terminated without cause at the discretion of the Company or its Subsidiary, as applicable;

(ii) nor is its Subsidiary a party to or bound by, any agreement, policy, past practice or plan (including any stock plan, stock appreciation rights plan or stock purchase plan or other equity compensation arrangements (whether payable in securities, cash or otherwise)) any of the benefits of which will be provided or could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, either alone or upon the occurrence of additional or subsequent events (except as required by this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, either alone or upon the occurrence of additional or subsequent events;

(iii) any agreement providing for the sale or other issuance of any Company Capital Stock;

(iv) all IP Licenses;

(v) any lease of tangible personal property providing for annual payments in excess of $50,000 individually or $200,000 in the aggregate;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $75,000 individually or $750,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to Indebtedness, the borrowing of money, extension of credit or security interest;

(ix) any pending purchase order or contract for the purchase of materials or services by the Company involving in excess of $75,000 individually or $750,000 in the aggregate;

(x) any powers of attorney;

(xi) any standstill or similar Contract;

(xii) any Contracts providing for currency exchange, commodities or other similar hedging transactions;

(xiii) any Contract granting any exclusive rights, rights of first refusal or other similar rights, price protection, “most favored nation” or similar provisions, or otherwise limiting the rights of the Company to sell distribute or manufacture any products or services;

(xiv) any Tax allocation, sharing, indemnity or closing agreement or other similar Contract;

(xv) any agreements with any Governmental Authority;

(xvi) any partnership, joint venture, strategic alliance or similar Contract;

(xvii) any Contract to which an Interested Party is a party;

(xviii) any Contract involving the settlement of litigation or other similar claims;

(xix) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company’s products, technology or services; or

(xx) any other agreement, Contract or commitment, including any service, operating or management agreement or arrangement with respect to any of the Company’s properties (whether leased or owned), that involves annual payments in excess of $75,000 individually or $750,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) The Company is in compliance in all material respects with, and has not breached, violated or defaulted under in any material respect, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract to which the Company is a party or by which any of its Assets and Properties are subject, nor has there occurred any event or condition that could constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract to which the Company is a party or by which any of its Assets and Properties are subject is in full force and effect, and the Company is not subject to any material default thereunder, nor is any party obligated to the Company pursuant to any such Contract subject to any material default thereunder.

(c) The Company has made available to Parent true, correct and complete copies of all Contracts listed in Section 3.15(a) of the Company Disclosure Letter, including all amendments, supplements, exhibits and ancillary agreements thereto.

3.16 Interested Party Transactions.

(a) No officer or director of the Company or Company Stockholder holding more than five percent (5%) of the outstanding Company Capital Stock calculated on a fully-diluted basis (nor, to the Company’s Knowledge, any parent, sibling, descendent or spouse, of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) (an “Interested Party”), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation or mutual fund shall not be deemed to be an “interest in any entity” for purposes of this Section 3.16.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2010 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.17 Company Authorizations. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) that is required for the operation of the Company’s business or the holding of any such interest in the Ordinary Course of Business (collectively, the “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to lawfully operate or conduct its business or hold any interest in its properties or assets.

3.18 Litigation.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth all actions, suits, claims and proceedings of any nature pending, or to the Company’s Knowledge, threatened, against the Company, its Assets and Properties or any of its directors or officers (in their capacities as such), or, to the Company’s Knowledge, any of its employees or agents (in their capacities as such). There is no investigation, audit or other proceeding pending with respect to which the Company has received written notice, or, to the Company’s Knowledge, threatened, against the Company, any of its Assets or Properties or any of its directors or officers (in their capacities as such) or, to the Company’s Knowledge, any of its employees or agents (in their capacities as such) by or before any Governmental Authority.

(b) No claim for indemnification has been made by any director or officer of the Company or other Person entitled to indemnification by the Company.

(c) The Company has made available to Parent all responses of counsel for the Company to any requests made to the Company to provide to its independent auditors for information regarding the actions, suits, claims or proceedings set forth in Section 3.18(a) of the Company Disclosure Letter (together with any updates provided by such counsel).

3.19 Accounts Receivable. The Company has made available to Parent a list of all accounts receivable of the Company as of September 30, 2011, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the Ordinary Course of Business and are carried at values determined in accordance with GAAP consistently applied. No Person has any Lien (other than Permitted Liens) on any of the Company’s accounts receivable.

3.20 Minute Books. The minute books and stock record books and other similar records of the Company have been made available to Parent or its counsel prior to the execution of this Agreement, and are complete and correct in all respects. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors, committees of the board of directors of the Company from the date of the Company’s incorporation through the date hereof.

3.21 Environmental Matters.

(a) The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased or (ii) released any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) in amounts that would reasonably be expected to result in the Company incurring any material Liability.

(b) To the Knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased in quantities or concentrations that would reasonably be expected to result in the Company incurring any material Liability.

(c) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in material Liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation, in any material respect, of any rule, regulation, treaty or statute promulgated by any Governmental Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(d) The Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of its Hazardous Material Activities as such activities and businesses are currently being conducted by the Company.

(e) The Company has not entered into any written agreement by which it has assumed the Liabilities of any other Person arising out of or relating to Hazardous Materials or the Hazardous Materials Activities of the Company or any third Person.

3.22 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 3.22 of the Company Disclosure Letter sets forth all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been made available to Parent.

3.23 Employee Benefit Plans and Compensation.

(a) Section 3.23(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each Company Employee Plan and each Employee Agreement (it being understood and agreed that with respect to each offer letter and independent contractor service agreement that is an Employee Agreement, the Company shall only be required to list each of the Company’s standard forms of such agreements and any such Employee Agreements that deviate in any material respect from such form agreements (other than deviations with respect to the specific financial terms of such Employee Agreement that are blank in the form agreement)), including any amendments thereto, and separately identifies each International Employee Plan. Other than the Subsidiary of the Company, there are no ERISA Affiliates. Neither the Company nor its Subsidiary has any commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law).

(b) The Company has made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) the most recent IRS determination, opinion, notification and advisory letters (as applicable); (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in material liability to the Company); and (viii) the three (3) most recent plan years discrimination tests for each Company Employee Plan (as applicable).

(c) The Company and its Subsidiary have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has materially adversely affected or is likely to materially adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no audits, actions, suits, inquiries, proceedings or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to or against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than the Company Option Plan and the award agreements evidencing Company RSUs that were granted outside of the Company Option Plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or its Subsidiary(other than ordinary administration expenses and the benefits earned under the terms of the Company Employee Plan through the termination date). Neither the Company nor its Subsidiary is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiary have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Neither the Company nor its Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or

Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract, other than pursuant to a health flexible spending account. No assets of the Company or its Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle. No welfare plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor its Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post termination or retiree welfare benefits, except to the extent required by statute.

(f) Neither the Company nor its Subsidiary is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(g) Except as required by applicable law, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which has been, will be or may be made by the Company or its Subsidiary with respect to any “disqualified individual” (within the meaning of Section 280G(c) of the Code) will be, or could reasonably be expected to be, characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”). There is no contract, agreement, plan or arrangement to which the Company or its Subsidiary is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.23(g) of the Company Disclosure Letter contains a list of all “Disqualified Individuals” as defined under Section 280G of the Code and the regulations thereunder.

(h) Each of the Company and its Subsidiary: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, equal employment, employee health and safety, meal and rest periods, immigration status, and wages and hours (including overtime wages), in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, bonuses, severance pay, or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long term disability policy. Neither the Company nor its Subsidiary has direct or indirect liability with respect to (i) any misclassification of any Person as an independent contractor rather than as an employee, (ii) any employee currently or formerly classified as exempt from overtime wages, or (iii) with respect to any employee leased from another employer, except as would not result in material harm to the Company or its Subsidiary.

(i) No labor dispute, work stoppage or labor strike against the Company or its Subsidiary is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, reasonably anticipated or threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(j) Except as set forth on Section 3.23(j) of the Company Disclosure Letter, the Company is not party to any Contract, Employee Agreement or Company Employee Plan between the Company or its Subsidiary and any Employee that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code. Prior to January 1, 2009, each such “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) was operated in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder, except for any instances of non-compliance that can be corrected with respect to all amounts payable thereunder without liability to any Person (other than the ordinary income Taxes on such amounts that would be payable by the recipient of such amounts regardless of the applicability of Section 409A). No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith and in accordance with applicable Laws, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). No compensation shall be includable in the gross income of any Employee prior to the Effective Time as a result of the operation of Section 409A of the Code. There is no Employee Agreement or Company Employee Plan to which the Company or its Subsidiary is a party, which individually or collectively could require the Company or its Subsidiary to pay a Tax gross up payment to any Employee for Tax-related payments under Section 409A.

3.24 Insurance.

(a) Section 3.24(a) of the Company Disclosure Letter contains a true and complete list (including the names of the insurers, the expiration dates of the policies, the annual premiums and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations, directors, officers or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) to the Company’s Knowledge, have been issued to any other Person for the benefit of the Company (the “Company Insurance Policies”), in each case, as of the date hereof. The insurance coverage provided by the Company Insurance Policies will not terminate or lapse (pursuant to such policies’ terms and conditions) solely as a result of the transactions contemplated by this Agreement. Each of the Company Insurance Policies is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and none of the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company Insurance Policies are in amounts and have coverages required by any Contract to which the Company is a party or by which any of its respective Assets and Properties is bound.

(b) Section 3.24(b) of the Company Disclosure Letter contains a list of all claims made under any insurance policies covering the Company at any time during the two (2) years immediately preceding the date hereof; provided, however, that Section 3.24(b) shall not include any medical or dental claims history, or the claims history with respect to other policies or plans of insurance where disclosure of such history is not permitted by applicable law. The Company has not received written notice that any insurer under any Company Insurance Policy is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

3.25 Compliance with Laws.

(a) Neither the Company nor any of its directors, officers, affiliates, agents or employees (in their capacity as such) has violated in any material respect or is currently in default or violation in any material respect under, any foreign, federal, state or local statute, law or regulation applicable to the Company or any of its Assets and Properties, and the Company has not received any notices or of any claims of any such violation or default.

(b) The operation of the business of the Company as presently conducted, including the Company’s design, development, use, import, manufacture and sale of products, technologies or services does not in any material respect constitute unfair competition or an unfair trade practice under any foreign, federal, state or local statute, law or regulation (excluding only those foreign, federal, state or local statute, law or regulations that may come into existence or changes in foreign, federal, state or local statute, law or regulations taking effect following Closing) and the Company has not received any notice, from any Person claiming that such operation or any act, product, technology or service (including products, technologies and services currently under development) of the Company constitutes unfair competition or trade practices under such foreign, federal, state or local statute, law or regulations.

3.26 Foreign Corrupt Practices Act. Neither the Company, nor to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.27 Export Control Laws. The Company has at all times conducted its export transactions in all material respects in accordance with (y) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (z) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”).

(b) The Company is in compliance in all material respects with the terms of all applicable Export Approvals.

(c) No such Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.28 Product Warranties and Indemnities. Except for the warranties, indemnities and service level commitments contained in those Contracts set forth in Section 3.14(l) of the Company Disclosure Letter and warranties implied by Law, the Company has not given any warranties, indemnities or service level commitments relating to products or technology sold or services rendered by the Company.

3.29 Inventory. The Company’s inventory (the “Inventory”) is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the Current Balance Sheet.

3.30 Customers. Section 3.30 of the Company Disclosure Letter lists the customers who, in the year ended December 31, 2010 and the period ended September 30, 2011, were the twenty (20) largest sources of revenues for the Company, based on amounts paid (each, a “Significant Customer”). The Company has no outstanding material disputes concerning its products and/or services with any Significant Customer, and the Company does not have any Knowledge of any intent on the part of a Significant Customer to: (a) terminate any Contract between such Significant Customer and the Company, (b) refuse to pay, or otherwise seek a refund for, any amount due from such Significant Customer to the Company or its Subsidiary, (b) return products of the Company, or (c) seek the exercise of any remedy against the Company.

3.31 Suppliers. Section 3.31 of the Company Disclosure Letter lists the suppliers who, in the year ended December 31, 2010 and the period ended September 30, 2011, were the ten (10) largest suppliers of goods and services to the Company, based on amounts paid (each, a “Significant Supplier”). The Company has no outstanding material disputes concerning the products and/or services provided by any Significant Supplier, and the Company has no present intention of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay, or otherwise seeking a refund for, any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier. The Company does not have any Knowledge (as a result of receipt of direct written notice thereof) that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or seek to exercise any remedy against the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law, and has full corporate power and authority to conduct its business as presently conducted and to own, use and lease its Assets and Properties.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into the Transaction Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement, the Escrow Agreement and the agreements contemplated hereby and thereby to which Parent and Merger Sub are a party, have been or will be duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (regardless of whether such enforceability is considered at law or in equity).

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby will not, give rise to a Conflict under (a) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, (b) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties (whether tangible or intangible) is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their Assets and Properties, except in the case of (c) where such Conflict would not, individually or in the aggregate, reasonably be expected to have an effect on the legality, validity or enforceability of this Agreement.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of the Notification and Report Forms with the FTC and the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 3.7 of the Company Disclosure Letter.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions, fees related to investment banking or similar advisory services, or any similar charges in connection with the Agreement or any transaction contemplated hereby.

ARTICLE V

CONDUCT OF COMPANY BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company.

(a) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement and the Effective Time, unless and until Parent shall otherwise consent in writing, the Company shall (i) carry on its business in the Ordinary Course of Business, (ii) pay its Liabilities and Taxes in the Ordinary Course of Business (and in any event when due, other than Taxes contested in good faith through appropriate proceedings and which have been adequately reserved for in accordance with GAAP on the appropriate financial statements and subject to Section 5.1(b)(xix)), (iii) pay or perform other obligations in the Ordinary Course of Business and (iv) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, in the case of (i) through (iv) above with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.

(b) Except as expressly required by this Agreement, during the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement and the Effective Time, unless and until Parent shall otherwise consent in writing, the Company shall not take (or agree, commit or otherwise undertake to take) any action that would: (i) prevent the Company from performing its obligations hereunder, or (ii) cause any condition to Parent’s closing obligations set forth in Section 7.1 or Section 7.2 or to the Company’s closing obligations set forth in Section 7.1 or Section 7.3 not to be satisfied at any time prior to the Effective Time. Without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Effective Time, except as permitted in Section 5.1(b) of the Company Disclosure Letter, unless and until Parent shall otherwise consent in writing, the Company shall not:

(i) (A) make any capital expenditure in excess of $500,000 in the aggregate in any 30-day period following the date hereof, or (B) except for commitments and transactions with respect to the purchase in the Ordinary Course of Business of materials and services for the production of Company Products, enter into any commitment or transaction, or series of related commitments or transactions, with annual obligations to the Company in excess $800,000 in the aggregate, except, in the case of each of clauses (A) and (B), with the consent of Parent in writing (such consent not to be unreasonably withheld or delayed);

(ii) (A) other than in the Ordinary Course of Business, license any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, or (B) other than in the Ordinary Course of Business, enter into any agreement with respect to the development of any Intellectual Property Rights with a third Person, or (C) other than in the Ordinary Course of Business, change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company, except, in the case of each of clauses (A) and (B), with the consent of Parent in writing (such consent not to be unreasonably withheld or delayed);

(iii) (A) purchase any third party Intellectual Property Rights (other than the assignment of Intellectual Property Rights in connection with development for the Company performed by a third Person), or (B) dispose of or sell any Company Intellectual Property;

(iv) terminate, extend (other than in the Ordinary Course of Business), or materially amend, waive or modify the terms of, any Material Contract disclosed on the Company Disclosure Letter (or agree to do so), violate the terms of any Contract disclosed on the Company Disclosure Letter, or enter into any Contract that would have been required to have been disclosed on Section 3.13 or Section 3.15(i), (ii), (x) – (xv), (xvii) or (xviii) of the Company Disclosure Letter had such Contract been entered into prior to the date hereof;

(v) other than in the Ordinary Course of Business, enter into or amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or Technology of the Company;

(vi) enter into any Contract containing a restriction of the type described in Section 3.12;

(vii) commence or settle any litigation, other than to enforce its rights under this Agreement, without the consent of Parent (such consent not to be unreasonably withheld or delayed);

(viii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing (x) Company Options and Company RSUs set forth on Section 3.2(b)(ii) of the Company Disclosure Letter, or (y) Company Unvested Common Stock;

(ix) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, any equity-based awards settled in securities, cash or other property, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities convertible into Company Capital Stock, other than (A) issuances of Company Common Stock or Company Preferred Stock pursuant to exercises of Company Options or Company Warrants or settlement of Company RSUs in accordance with their terms, (B) the conversion of Company Preferred Stock, or (C) grants of Company Options, Unvested Company Common Stock or Company RSUs to new Employees of the Company in the Ordinary Course of Business, subject to the per Employee and aggregate grant limits set forth in Section 5.1(b) of the Company Disclosure Letter;

(x) cause or permit any amendments to its Charter Documents, or create any Subsidiary of the Company;

(xi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s businesses;

(xii) sell, lease, license or otherwise dispose of any of its Assets and Properties with a value in excess of $50,000, including the sale of any accounts receivable of the Company, except Assets and Properties that are not Company Intellectual Property and only in the Ordinary Course of Business, and except for licenses of Company Intellectual Property permitted by Section 5.1(b)(ii) hereof; or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein, other than Permitted Liens;

(xiii) incur any Indebtedness (other than trade payables in the Ordinary Course of Business) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others, in each case except for Indebtedness for borrowed money incurred under existing lines of credit with financial institutions;

(xiv) grant any loans to any third Person (except for advances to employees for travel and business expenses in the Ordinary Course of Business) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xv) grant, pay or agree or commit to pay any severance, change of control or termination pay to any Employee, other than pursuant to the terms and conditions of any Company Employee Plans or Employee Agreements set forth in the Company Disclosure Letter or the Company’s severance policy, if any, or practices in existence as of the date of this Agreement, a copy (or description, in the case of severance practices) of which has been made available to Parent, or adopt any new severance plan or amend or modify or alter in any respect any such severance plan, agreement or arrangement existing on the date hereof;

(xvi) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except (A) payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Letter, (B) the renewal of any of the Company’s Employee-related insurance policies (subject to the consent of Parent, such consent not to be unreasonably withheld or delayed), (C) increases in compensation in the Ordinary Course of Business with respect to Employees whose annual base salary will not exceed $150,000 following such increase, and (D) entry into offer letters and independent contractor service agreements with non-executive level Employees hired or engaged following the date hereof in the Ordinary Course of Business, which offer letters and independent contractor service agreements do not contain terms or conditions more favorable to the employee or independent contractor, as the case may be, than the terms and conditions offered by the Company to similarly situated Company Employees;

(xvii) make any representations or issue any communications to employees that would be reasonably likely to bind Parent or the Surviving Corporation and that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(xviii) revalue any of its assets (whether tangible or intangible), including, without limitation, writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves, other than any audit-related adjustments that the Company implements and other than as required by GAAP;

(xix) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (without prior written consent of Parent which shall not be unreasonably withheld or delayed), or file any amended Return or any Return not in the Ordinary Course of Business unless such Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(xx) enter into any joint venture or similar arrangement or agreement, or any non-customer related strategic alliance, joint marketing or similar arrangement or agreement;

(xxi) change the Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices, other than as required by GAAP;

(xxii) partially or fully accelerate or agree to accelerate any Unvested Company Common Stock or other equity-based compensation (whether payable in securities, cash or otherwise), except as specifically provided for in this Agreement or as set forth on Section 5.1(b) of the Company Disclosure Letter; or

(xxiii) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxii), inclusive, or any other action that would (A) prevent the Company from performing its covenants hereunder, or (B) cause or result in any of its representations and warranties set forth herein being untrue or incorrect.

5.2 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to this Article V without the prior written consent of Parent, the Company may request such written consent from Parent by sending an electronic mail to the following individuals, and no such written consent shall be valid unless and until granted by one of the following individuals:

Robert Brown, VP and Treasurer

Telephone: (408) 433-6794

Email address: robert.brown@lsi.com

Paul Bento, VP, Law

Telephone: (610) 712 5782

Email address: paul.bento@lsi.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Competing Acquisition Proposals.

(a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than any offer, proposal or indication of interest by Parent), or any public announcement of, or a desire or intention to make, any offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), relating to, or involving, any Acquisition Transaction.

“Acquisition Transaction” shall mean any acquisition of all or a significant portion of the Company’s businesses, properties, assets or technologies, or any amount of the Company Capital Stock (whether or not outstanding), in one or a series of related transactions, including a merger, consolidation, reorganization, purchase of stock or assets, tender or exchange offer, license or otherwise (other than issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants or conversion of Company Preferred Stock).

“Company Representatives” shall mean its directors, officers and other authorized employees, stockholders, affiliates, agents and other authorized representatives (including any investment banker or other financial advisor, attorney, accountant or other advisor engaged by the Company).

(b) The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal or Acquisition Transaction.

(c) During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall not authorize or permit any of the Company Representatives to, directly or indirectly, (i) solicit, initiate, seek, or knowingly encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal or Acquisition Transaction, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction, or (v) submit any Acquisition Proposal or Acquisition Transaction to the vote of any Company Stockholders, (vi) consummate or otherwise effect any Acquisition Transaction.

(d) The Company shall notify Parent, orally and in writing, within twenty four (24) hours of receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal,

(ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction, or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or any Company Representative concerning an Acquisition Proposal, or (iii) any other notice that any Person is considering making an Acquisition Proposal. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Exchange Act) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

(e) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(f) The Company shall be deemed to have breached the terms of this Section 6.1 if any Company Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 6.1.

(g) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

6.2 Company Stockholder Approval.

(a) Immediately after the execution and delivery of this Agreement, the Company shall use its reasonable best efforts to obtain a fully executed copy of the Written Consent from a sufficient number of Company Stockholders to constitute the Requisite Stockholder Approval. The Company’s obligation to use its reasonable best efforts to obtain the Requisite Stockholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company’s materials or documents to be submitted to the Company Stockholders in connection with the Company’s efforts to obtain the Requisite Stockholder Approval shall be subject to advance review and approval by Parent. Immediately upon receipt of a fully executed Written Consent, the Company shall deliver such fully executed Written Consent to Parent.

(b) Within five (5) Business Days after the date hereof, the Company shall deliver to the Company Stockholders that did not execute the Written Consent notice of the approval by the Written Consent of the Merger, this Agreement and the transactions contemplated hereby pursuant to, and in accordance with, the applicable provisions of Delaware Law, California Law (to the extent applicable) and the Charter Documents, and which notice shall include the notice to stockholders required by Section 262 of Delaware Law and, if applicable, Section 1301 of California Law, of the approval of the Merger and that appraisal rights will be available.

(c) The Company’s board of directors shall unanimously recommend that the Company Stockholders vote in favor of the adoption of this Agreement and waive any and all appraisal and dissenters’ rights that may be available under applicable Law, and neither the Company’s board of directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify the unanimous recommendation of the Company’s board of directors that the Company Stockholders vote in favor of the adoption of this Agreement and waive any and all appraisal and dissenters’ rights that may be available under applicable Law. Any information statement or other disclosure document distributed to the Company Stockholders in connection with the transactions contemplated hereby shall include a statement to the effect that the Company’s board of directors has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and waive any and all appraisal and dissenters’ rights that may be available under applicable law.

6.3 Section 280G Payments. As soon as reasonably practicable after the execution of this Agreement, the Company shall submit to the Company Stockholders for approval or disapproval (in a manner satisfactory to Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that, if approved, such Section 280G Payments shall not be deemed to be Section 280G Payments. Prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (a) a Company Stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to any Section 280G Payments that were subject to the Company Stockholder vote, or (b) that the Company Stockholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Stockholder vote.

6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under and in compliance with applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purposes of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Parent shall not be required to agree to (and the Company shall not be permitted to agree to, without the prior consent of Parent, which may be withheld in Parent’s sole discretion) (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock of or any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (B) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective business or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (C) the imposition of any impediment on Parent, its subsidiaries or affiliates or the

Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (A), (B) or (C), an “Action of Divestiture”).

6.5 Regulatory Approvals.

(a) In furtherance and not in limitation of the terms of Section 6.4, each of the Company, any of its Subsidiaries and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or Parent (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Without limiting the generality or effect of the foregoing, each of the Company and Parent shall, (x) as soon as practicable (and in any event within five (5) Business Days of the date hereof), make any initial filings required under the HSR Act and (y) as soon as practicable, make any initial filings required under any other antitrust laws, in each case in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by applicable law, the parties hereto (other than the Stockholder Representative) shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any antitrust laws. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any applicable antitrust laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(b) Each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any other application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. Each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Parent shall not be required to agree to (and the Company shall not be permitted to agree to, without the prior consent of Parent, which may be withheld in Parent’s sole discretion) any Action of Divestiture.

6.6 Contract Consents and Notices.

(a) The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, including all necessary consents, waivers and approvals of any parties to any Contracts listed on Section 7.2(f)(i) of the Company Disclosure Letter and all necessary consents, waivers and approvals of any parties to any Contracts listed on Section 3.6 of the Company Disclosure Letter, in each case as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Such consents, waivers and approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall reflect such payment or consideration on the Statement of Transaction Expenses. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

(b) The Company shall provide all necessary notices to any parties to any Contracts listed on Section 3.6 of the Company Disclosure Letter as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Such notices shall be in a form acceptable to Parent. The Company shall be responsible for making all payments required in connection with such notices. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages arising from the provision of such notices.

6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non occurrence of any event, the occurrence or non occurrence of which would reasonably be expected to result in any of the conditions to closing set forth in Article VII not being satisfied at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.7 shall not (i) limit or otherwise affect any remedies otherwise available to Parent, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.7 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Letter or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.8 Access to Information. During the period commencing on the date hereof and ending on at the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during

Company’s normal business hours and in a manner so as not to interfere with the normal business operations of the Company to (i) all of the Company’s properties, books, Contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.8 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Letter or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.9 Payment Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Company shall deliver a Payment Spreadsheet (the “Payment Spreadsheet”), in form reasonably acceptable to Parent, which Payment Spreadsheet shall be certified as complete and correct by the Chief Executive Officer, the Chief Financial Officer and/or the Chief Operating Officer of the Company for and on behalf of the Company as of the Closing, setting forth:

(a) a calculation of (i) the Aggregate Merger Consideration, the Closing Merger Consideration and the Per Share Closing Consideration, including, in each case, each component thereof, (ii) the Exchange Ratio and (iii) the Escrow Amount;

(b) for each holder of Company Common Stock (after giving effect to the issuance of shares of Company Common Stock upon the full conversion of all shares of Company Preferred Stock and the full exercise of all Company Options (other than Cash-Out Options and Assumed Company Options) and any Company Warrants that are exercised prior to Closing and the full settlement of all Company RSUs (other than Assumed Company RSUs)) or Cash-Out Options, (i) such holder’s address on the books and records of the Company, (ii) a denotation of whether such holder is an employee of the Company, (iii) if applicable, the aggregate number, and the class and series, of all shares of Company Common Stock held by such holder (including the respective certificate numbers) as of immediately prior to the Effective Time, (iv) the date of acquisition of all such shares of Company Common Stock and such holder’s cost basis therein; (v) a denotation of whether any such shares of Company Common Stock constitute Unvested Company Common Stock, (vi) the aggregate Per Share Closing Consideration to be paid to such holder in cash in respect of all such holder’s shares of Company Common Stock and Cash-Out Options (other than Unvested Company Common Stock), (vii) if applicable, the aggregate number of shares of Company Common Stock issuable upon the exercise of such holder’s Cash-Out Options, (viii) if applicable, the per share exercise price of each of such holder’s Cash-Out Options, (ix) the aggregate number of shares of Parent Common Stock to be issued to such holder in exchange for all such holder’s shares of Unvested Company Common Stock, (x) such holder’s Pro Rata Portion of the Escrow Fund, and (xi) such other information relevant thereto as Parent may reasonably request; and

(c) for each Assumed Company Option, (i) the address of the holder of such Assumed Company Option on the books and records of the Company, (ii) the aggregate number of shares of Parent Common Stock issuable upon the exercise of such Assumed Company Option, (iii) the per share exercise price of such Assumed Company Option, and (iv) such other information relevant thereto as Parent may reasonably request; and

(d) for each Assumed Company RSU, (i) the address of the holder of such Assumed Company RSU on the books and records of the Company, (ii) the aggregate number of shares of Parent Common Stock issuable upon the settlement of such Assumed Company RSU, and (iii) such other information relevant thereto as Parent may reasonably request.

6.10 Transaction Expenses.

(a) If the Merger is not consummated, all Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, all Transaction Expenses incurred by the Company (whether for and behalf of the Company or any of its directors, officers or other employees, stockholders or other affiliates) shall be deducted from the Aggregate Merger Consideration payable by Parent in connection with the Merger.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement of the Transaction Expenses as of the Closing Date, which shall set forth detail of both the previously paid and currently unpaid Transaction Expenses of the Company, as well as the Transaction Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct by the Company’s Chief Financial Officer and/or Chief Operating Officer (the “Statement of Transaction Expenses”).

6.11 Employment Arrangements.

(a) Parent will offer “at will” employment by Parent and/or the Surviving Corporation (which at will employment may be for a transitional period) to those employees of the Company prior to the Closing that Parent shall determine in its sole discretion, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States and upon execution of an Employment, Proprietary Information and Inventions Assignment Agreement in Parent’s standard form attached hereto as Exhibit F. Such “at will” employment arrangements will (i) be set forth in offer letters (each, an “Offer Letter”) which shall include such requirements as Parent shall reasonably determine, (ii) have terms, including the base salary, performance bonus, equity grant and benefits, commensurate in the aggregate with their position within Parent and/or the Surviving Corporation, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date (except with respect to the change of control agreements set forth on Section 6.11(a) of the Company Disclosure Letter, which shall continue in effect as modified by the Offer Letters). Notwithstanding anything in this Section 6.11(a) to the contrary, the Offer Letters shall not be deemed to supersede, and the Surviving Corporation shall honor all obligations under, the bonus plans, agreements and practices set forth on Section 6.11(a) of the Company Disclosure Letter, to the extent the terms and conditions required for payment of such amounts are satisfied. Each employee of the Company who becomes an employee of Parent or the Surviving Corporation as of the Closing Date shall be referred to hereafter as a “Continuing Employee.” The Company shall use its best efforts to obtain a valid general release of claims and separation agreement from each Company employee who will not be a Continuing Employee. Notwithstanding anything in this Section 6.11(a) to the contrary, following the Closing Date, each Continuing Employee shall be provided with (i) a rate of base salary or wages as set forth in his or her Offer Letter and that is not less favorable than the rate of base salary or wages paid by the Company to such Continuing Employee immediately prior to the Effective Time and (ii) other benefits that, in Parent’s discretion, are substantially similar in the aggregate to the benefits provided by Parent to its employees generally (excluding the Continuing Employees) who are similarly situated to such Continuing Employees.

(b) Effective no later than the day immediately preceding the Closing Date, the Company and its Subsidiary, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (other than the change of control agreements set forth on Section 6.11(a) of the Company Disclosure Letter) and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminated Company Employee Plan(s) have been terminated (with such termination to be effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require.

(c) As promptly as reasonably practicable after the Effective Time, Parent shall enroll the Continuing Employees in Parent’s employee benefit plans for which such employees are eligible (the “Parent Plans”), and Parent shall recognize the prior service with the Company of each of the Continuing Employees for purposes of eligibility to participate and vesting (but not benefit accruals) under Parent’s 401(k) plan and for levels of benefits under Parent’s vacation policy, if any. This Section 6.11(c) shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Parent to continue to maintain any severance plan or other employee benefit plan in effect following the Effective Time for Parent’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason. Each applicable Parent Plan shall waive, to the extent permitted by applicable law and the relevant insurance carriers, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations. To the extent permitted by applicable law and the relevant insurance carriers and to the extent applicable in the plan year that contains the Closing Date, the Continuing Employees shall be given credit under the applicable Parent Plan for amounts paid during the calendar year in which the Closing Date occurs under a corresponding benefit plan of the Company for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) As soon as reasonably practicable after the Effective Time, Parent shall issue options to purchase Parent Common Stock or restricted stock units settleable in Parent Common Stock to the persons and in the amounts set forth on Section 6.11(d) of the Company Disclosure Letter.

(e) Nothing contained herein shall be construed as requiring Parent or any of its subsidiaries to implement, amend or continue any specific Company or Parent benefit plan or arrangement, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Parent, Company or their respective subsidiaries. Nothing in this Section 6.11 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective subsidiaries a third party beneficiary of this Agreement, including this Section 6.11 or any rights relating hereto.

6.12 Cancellation of Corporate Credit Card Accounts; Bank Signatories. Effective no later than the Closing Date, the Company shall terminate any and all corporate credit card accounts and shall provide Parent with evidence that such corporate credit card accounts have been terminated. The Company’s board of directors shall also adopt resolutions, effective at the Closing, that authorize individuals to be designated prior to the Closing by Parent to be the authorized signatories for all Company bank accounts and any loans or credit agreements or other agreements relating to the borrowing of money or extension of credit, in replacement of such individuals who are currently authorized signatories to such bank accounts. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent.

6.13 Protection of Intellectual Property.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall use its reasonable best efforts to (i) to maintain and preserve the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto, (ii) to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities and (iii) where commercially reasonable to do so, register or file for applications for Registered Intellectual Property.

(b) The Company shall use its reasonable best efforts to cause each of the inventors listed on the Company’s pending provisional and regular Patent applications to execute, prior to the Closing, to the extent not previously executed and delivered to the Company, an Assignment of Patent Application which validly sells, assigns and transfers to the Company all right, title and interest in and all improvements and inventions disclosed in, applications based upon, and Patents (including foreign Patents) granted on the information in the particular Patent application.

(c) At the Closing, the Company shall notify Parent of all material actions which must be taken within the ninety (90) days following the Closing Date and which are necessary to maintain, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto.

6.14 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation from liability provisions set forth in the certificate of incorporation and bylaws of the Company immediately prior to the Effective Time.

(b) For a period of six years after the Closing (the “D&O Tail Period”), Parent shall, or shall cause the Company to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company prior to Closing comparable to, and as to scope of coverage and amount, no less favorable than, the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals. Prior to the Closing Date, Parent shall deliver to the Seller reasonable evidence of the continuance as aforesaid of such coverages. The Company shall have the right prior to the Closing to purchase, for an aggregate amount not to exceed 200% of the current annual premium, a fully-paid “tail” policy for the D&O Tail Period on terms and scope with respect to such coverage, and in amount, not less favorable than the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals in effect on the date hereof with respect to matters existing or occurring prior to the

Effective Time. If such fully-paid “tail” policy has been obtained by the Company prior to the Closing Date, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.14 and Parent and the Surviving Corporation shall use their reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) In the event that Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 6.14. The provisions of this Section 6.14 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

6.15 Public Announcements. None of Parent, Merger Sub, or the Company will issue any press release or make any public announcement or disclosure relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of Parent and Merger Sub, the Company, and in the case of the Company, Parent; provided that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure.

6.16 Debt Repayment. Prior to the Effective Time, the Company shall have (a) repaid and discharged all of the Company’s Indebtedness for borrowed money (including all interest accrued thereon and all fees, charges or premiums associated therewith), (b) caused all commitments related to such Indebtedness to be terminated, and (c) caused all Liens in or upon any of the Assets or Properties of the Company arising from or in connection with such Indebtedness to be forever satisfied, released and discharged. The Company shall have provided Parent with executed payoff letters, in form and substance reasonably satisfactory to Parent, in respect of all Indebtedness of the Company under that certain Loan and Security Agreement dated November 28, 2007 with Comerica Bank, and executed Lien release documents, in form and substance reasonably satisfactory to Parent, with respect to all Liens in or upon the Assets or Properties of the Company arising from or in connection with such Indebtedness.

6.17 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company and Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Prohibitive Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(b) No Prohibitive Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint that has the effect of prohibiting the consummation of the Merger and the other transactions contemplated hereby shall be in effect.

(c) Requisite Governmental Approval. The waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or early termination of such waiting period shall have been granted without any condition or requirement requiring or calling for any Action of Divestiture.

(d) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction (subject to the exception set forth on Section 7.2 of the Company Disclosure Letter), at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (considered in the aggregate) (x) shall have been true and correct in all material respects as of the date of this Agreement and (y) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than the representations and warranties as of a specified date, which shall be true and correct as of such date).

(b) Covenants. The Company shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, violation, circumstance or effect of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

(d) No Litigation. There shall be no Governmental Authority or other third party action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Merger Sub, the Company, any of their respective Assets and Properties or any of their respective directors or officers (in their capacities as such) arising out of, or related to, the Merger.

(e) Appraisal Rights. Company Stockholders holding no more than five percent (5%) of the Fully Diluted Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(f) Third Party Contract Matters. The Company shall have received all consents, waivers, approvals and assignments listed on Section 7.2(f) of the Company Disclosure Letter, and Parent shall have received reasonably satisfactory written evidence thereof.

(g) Employee Matters.

(i) The Company shall have received a written resignation from each of the directors and officers of the Company from their positions as directors and officers of the Company effective as of the Effective Time.

(ii) (w) Each of (A) the Offer Letters with the Key Employees listed on Section 7.2(g)(ii)(1) of the Company Disclosure Letter and (B) the Non-Competition Agreements with the Specified Key Employees listed on Section 7.2(g)(ii)(2) of the Company Disclosure Letter, executed and delivered concurrently with the execution of this Agreement shall be in full force and effect, (x) each Key Employee listed on Section 7.2(g)(ii)(1) of the Company Disclosure Letter who did not execute and deliver an Offer Letter concurrently with the execution of this Agreement shall have executed and delivered an Offer Letter (in the form set forth in Section 7.2(g)(ii)(3) of the Company Disclosure Letter) after the date hereof and such Offer Letter shall be in full force and effect, (y) each Specified Key Employee listed on Section 7.2(g)(ii)(2) of the Company Disclosure Letter who did not execute and deliver a Non-Competition Agreement concurrently with the execution of this Agreement shall have executed and delivered a Non-Competition Agreement after the date hereof and such Non-Competition Agreement shall be in full force and effect, and (z) no Key Employee shall have notified Parent or the Company of such individual’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.

(h) Section 280G Payments. With respect to any 280G Payment, the Company Stockholders shall have either approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such 280G Payments, or shall have disapproved such 280G Payments, and, as a consequence, no 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities (or lose any available deductions) with respect to any 280G Payments.

(i) Closing Deliveries.

(i) Payment Spreadsheet. Parent shall have received the Payment Spreadsheet.

(ii) Statement of Transaction Expenses. Parent shall have received the Statement of Transaction Expenses.

(iii) Closing Certificate. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on behalf of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) (the “Closing Certificate”).

(iv) Secretary’s Certificate. Parent shall have received a certificate, validly executed by the Secretary of the Company for and on behalf of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the board of directors of the Company and the Company Stockholders approving and adopting this Agreement, Escrow Agreement, the Merger and the consummation of the transactions contemplated hereby.

(v) Good Standing Certificate. Parent shall have received a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

(vi) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treas. Reg. §1.1445-2(c)(3).

(vii) Audited Financial Statements. Parent shall have received a true and correct copy of the Company’s audited balance sheet as of December 31, 2010, and the related statements of income and cash flows and stockholders’ equity for the twelve month period then ended, together with the report of the Company’s auditor thereon.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) (x) shall have been true and correct as of the date of this Agreement and (y) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except to the extent that the failure of any such representations and warranties to be true and correct does not have, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by Parent prior to or as of the Closing.

(c) Closing Certificate. The Company shall have received a certificate, validly executed by an authorized officer of Parent for and on behalf of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW FUND;

ESCROW AGENT; STOCKHOLDER REPRESENTATIVE

8.1 Survival.

(a) Notwithstanding any right of Parent (whether or not exercised) to investigate the affairs of the Company (whether pursuant to Section 6.8 or otherwise) or a waiver or non-assertion by Parent and Merger Sub of any closing condition set forth in Article VII or any termination right set forth in Article IX, each party shall have the right to rely fully upon the representations and warranties of the other party or parties hereto set forth in this Agreement, the Escrow Agreement and the certificates and other instruments delivered in connection herewith or therewith.

(b) The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until

11:59 p.m. (California time) on the twelve (12) month anniversary of the Closing Date (the “Survival Date”); provided, however, that the representations and warranties of the Company set forth in Section 3.2(a), (b) and (e) (Company Capital Structure) (the “Special Representations”) shall survive the consummation of the Merger and continue until the expiration of the applicable statute of limitations (including extensions thereof). The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate at the Effective Time. Parent and the Company expressly agree pursuant to this Section 8.1 to shorten the statutes of limitations applicable to all claims and causes of action as provided herein. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, claims arising out of fraud, intentional breach or intentional misrepresentation shall expire at the time of expiration of the statute of limitations for such claims of fraud, intentional breach or intentional misrepresentation, as the case may be.

8.2 Indemnification.

(a) The Indemnifying Holders (the “Indemnifying Parties”) shall severally (and not jointly) indemnify and hold Parent, Merger Sub, the Surviving Corporation and their respective officers, directors, employees, agents and affiliates, including the Surviving Corporation (collectively, the “Indemnified Parties”), harmless from and against any and all Losses (as defined below) paid, sustained or incurred by the Indemnified Parties, or any of them, directly or indirectly, arising out of, in connection with or as a result of:

(i) any failure of any representation or warranty of the Company set forth in this Agreement (as qualified by the Company Disclosure Letter) or in the Closing Certificate delivered by the Company pursuant to this Agreement (other than the Special Representations) to be true and correct as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (other than representations and warranties as of a specified date, the failure of which to be true and correct shall be measured as of such date), other than as set forth in Section 8.2(a)(i) of the Company Disclosure Letter;

(ii) any failure of any Special Representations set forth in this Agreement (as qualified by the Company Disclosure Letter) or in the Closing Certificate delivered by the Company pursuant to this Agreement with respect to the Special Representations to be true and correct as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (other than representations and warranties as of a specified date, the failure of which to be true and correct shall be measured as of such date);

(iii) any failure by the Company to perform or comply with any covenant applicable to it set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement;

(iv) any failure of the Payment Spreadsheet to be true and correct in any respect;

(v) any Transaction Expenses that are not reflected in the Statement of Transaction Expenses;

(vi) any Dissenting Share Payments; and

(vii) any fraud, intentional breach or intentional misrepresentation committed by the Company or any Company Representatives in connection with this Agreement, the Merger or any other transactions contemplated hereby.

(b) For all purposes of and under this Agreement, “Loss” and collectively, “Losses”, shall mean all losses, liabilities, damages, fees, fines, Taxes, penalties, deficiencies (including lost profits and diminution in value), fees and expenses, including interest thereon, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other expenses of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (x) the investigation or defense of any third party claim and (y) asserting or disputing any right under this Agreement against any party hereto or otherwise); provided, that in each case “Losses” shall (i) exclude speculative, special, exemplary or punitive damages unless awarded to a third party in connection with a third party claim, (ii) shall be calculated net of any amounts actually recovered by the Indemnified Party under applicable insurance policies in excess of the sum of (A) reasonable out-of-pocket costs and expenses relating to collecting under such policies, (B) any deductible associated therewith to the extent paid and (C) any increase in premiums resulting from such claims (it being agreed and understood that no Indemnified Party shall have any obligation to seek recovery under such insurance coverage prior to making any claim for indemnification under this Article VIII). If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Parties for any such payment made in an amount equal to the lesser of (x) the amount of such indemnification payment and (y) the amount actually received by the Indemnified Party under applicable insurance policies in respect of such claim in excess of the sum of (A) reasonable out-of-pocket costs and expenses relating to collecting under such policies, (B) any deductible associated therewith to the extent paid and (C) any increase in premiums resulting from such claims. The Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses in the nature of “lost profits” or “diminution in value”.

(c) For the purpose of this Article VIII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation or warranty given or made by the Company that is qualified in scope as to materiality or Material Adverse Effect or any similar qualification shall be deemed to be made or given without such qualification.

(d) If the Closing occurs, the Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, or the Surviving Corporation to the extent of any Loss claimed by an Indemnified Party.

8.3 Limitations on Indemnification.

(a) Nothing in this Article VIII shall limit the liability of the Company for any breach of any representation, warranty or covenant set forth in this Agreement if the Merger and other transactions contemplated by this Agreement are not consummated.

(b) The Escrow Amount shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2(a). If the Merger is consummated, funds held in the Escrow Fund shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2(a) (other than Section 8.2(a)(ii) and Section 8.2(a)(vii)) and recovery of funds held in the Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2(a) (other than Section 8.2(a)(ii) and Section 8.2(a)(vii)); provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, (i) the foregoing limitations shall not apply to claims for indemnification under Section

8.2(a)(ii) or Section 8.2(a)(vii) and (ii) in the event of fraud, intentional breach or intentional misrepresentation, the foregoing limitations shall not apply to claims under applicable law arising out of fraud, intentional breach or intentional misrepresentation against any Person engaged in such fraud, intentional breach or intentional misrepresentation.

(c) The liability of each Indemnifying Holder for any indemnification claims under Section 8.2(a)(ii) or Section 8.2(a)(vii) shall be limited to a dollar amount equal to such Indemnifying Holder’s Pro Rata Portion of the Aggregate Merger Consideration; provided, however, that (i) no Indemnifying Holder shall have any liability for indemnification claims under Section 8.2(a)(ii) or Section 8.2(a)(vii) unless and until the funds held in the Escrow Fund have been released to the Indemnifying Parties or Parent (as applicable) or otherwise allocated to any previous indemnification claims by any Indemnified Parties, (ii) in the event of fraud, intentional breach or intentional or knowing misrepresentation, the foregoing limitations shall not apply to claims under applicable law arising out of fraud, intentional breach or intentional misrepresentation against any Person engaged in such fraud, intentional breach or intentional misrepresentation.

(d) If the Merger is consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(a)(i) unless and until Losses in excess of an amount equal to 0.5% of the product of (x) the quotient of (A) the Aggregate Merger Consideration divided by (B) Fully Diluted Shares times (y) the aggregate number of Cash-Out Capital Shares, in the aggregate (the “Threshold”) have been paid, sustained or incurred by the Indemnified Parties, in which case Parent shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(a)(i) all such Losses (including the amount of the Threshold); provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, (i) the foregoing Threshold limitation shall not apply to claims for indemnification under Section 8.2(a)(ii) through Section 8.2(a)(vii), inclusive, and (ii) in the event of fraud, intentional breach or intentional or knowing misrepresentation, the foregoing Threshold limitation shall not apply to claims under applicable law arising out of fraud, intentional breach or intentional misrepresentation against any Person engaged in such fraud, intentional breach or knowing misrepresentation.

(e) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.4 Indemnification Claims.

(a) Parent shall give prompt notice of any claim for indemnification under Section 8.2 by delivering a Claim Certificate (as defined below) to the Stockholder Representative, with a copy to the Escrow Agent, for any claim for indemnification, at any time prior to 11:59 p.m. California time on the last day of the Escrow Period. For all purposes of and under this Agreement, the term “Claim Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses, or reasonably anticipates that it will pay, sustain or incur Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item of Loss was paid, sustained or incurred, accrued, or the basis for such reasonably anticipated Loss(es), (iii) a brief description in reasonable detail (to the extent available to Parent) of the facts, circumstances or events giving rise to each item of Loss based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto, (iv) the basis for indemnification under Section 8.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, breach of warranty or covenant) and (v) calculation of the Losses to the extent known, including the availability of recoveries for insurance or from other third parties to the Indemnified Party arising therefrom. Following the delivery of a Claim Certificate, the Stockholder Representative and its representatives and agents shall be given reasonable access to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent (limited to those personnel or representatives who were formerly Employees of the Company), including but not limited to the individuals responsible for the matters that are subject of the Claim Certificate, solely for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Certificate.

(b) Subject to Section 8.1, no delay in providing a Claim Certificate in accordance with the terms hereof shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Stockholder Representative or any other applicable Indemnifying Parties are materially prejudiced thereby.

(c) If the Stockholder Representative shall not object in writing pursuant to Section 8.4(e) to any individual items of Loss paid, sustained or incurred by an Indemnified Party and set forth in a Claim Certificate delivered by Parent pursuant to Section 8.4(a) within thirty (30) calendar days after the Stockholder Representative’s receipt of such Claim Certificate, the Stockholder Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, that the Indemnified Parties are entitled to the full amount of such Losses as and when such Losses are actually paid, sustained or incurred. Upon receipt of any Claim Certificate, the Escrow Agent shall not release any portion of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Stockholder Representative to release any portion of the Escrow Amount, or (ii) the Stockholder Representative shall have failed to object in writing pursuant to Section 8.4(e) to any individual items of Loss paid, sustained or incurred by an Indemnified Party and set forth in such Claim Certificate within thirty (30) calendar days after the Stockholder Representative’s receipt of such Claim Certificate.

(d) In the event that the Escrow Agent shall receive written authorization from the Stockholder Representative to release to Parent or any other Indemnified Party or Parties any portion of the Escrow Amount pursuant to Section 8.4(c), the Escrow Agent shall release such portion of the Escrow Amount in accordance with such written instructions. In the event that the Stockholder Representative shall have failed to object in writing pursuant to Section 8.4(e) to any individual items of Loss paid, sustained or incurred by an Indemnified Party and set forth in a Claim Certificate relating to a claim for indemnification pursuant to Section 8.2 within thirty (30) calendar days after the Stockholder Representative’s receipt of such Claim Certificate, the Escrow Agent shall promptly release to Parent or any other Indemnified Party or Parties (as instructed by Parent in writing, with a copy to the Stockholder Representative) out of the Escrow Account an amount of cash equal to the amount of all such items of Loss with respect to which the Stockholder Representative has not objected in writing pursuant to Section 8.4(e) as and when such Losses are actually paid, sustained or incurred. Cash released to Parent or any other Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Portion of the Escrow Fund.

(e) In the event that the Stockholder Representative shall seek to contest any individual items of Loss set forth in a Claim Certificate received from Parent pursuant to Section 8.4(a), the Stockholder Representative shall notify Parent in writing, within thirty (30) calendar days after receipt of such Claim Certificate, of the Stockholder’s Representative’s objection. Upon Parent’s receipt of a written notice of objection from the Stockholder Representative pursuant to the preceding sentence, Parent and the Stockholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Loss. If the Stockholder Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Loss shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund, in accordance with the instructions set forth in any such memorandum.

(f) If within ninety (90) calendar days after the Stockholder Representative’s receipt of such Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Loss set forth in a Claim Certificate, either Parent or the Stockholder Representative may bring suit in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision, and the Escrow Agent shall distribute the Escrow Amount in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

8.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate the Indemnified Parties for any indemnification claims arising under Section 8.2.

(b) Escrow Periods; Distribution of Escrow Funds upon Termination of Escrow Period. The period during which claims for indemnification for Losses may be made against the Escrow Fund shall commence at the Effective Time and terminate on the date that is twelve (12) months following the Closing Date (the “Escrow Period”). Notwithstanding anything to the contrary contained in this Agreement, at the conclusion of the Escrow Period, such portion of the Escrow Fund as is certified by Parent in good faith to be the maximum reasonable estimate of Losses expected to be incurred as a result of any unresolved or unsatisfied claims for indemnification for Losses specified in any Claim Certificate delivered in accordance with the terms hereof prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been finally and fully resolved or satisfied. The remainder, if any, of the Escrow Fund shall be paid (i) to the Indemnifying Holders in respect of such holders’ shares of Company Capital Stock and Cash-Out Options (to the extent the payment in respect of the Cash-Out Options is not subject to income or employment tax withholding) promptly (and in any event within five (5) Business Days) after the expiration of the Escrow Period, and (ii) to Parent for payment to the Indemnifying Holders in respect of such holders’ shares of Cash-Out Options (to the extent such payments are subject to employment or income tax withholding) promptly (and in any event no later than the next scheduled payroll period) after the expiration of the Escrow Period, and Parent and the Stockholder Representative shall give the Escrow Agent written instructions to that effect. After the expiration of the Escrow Period, upon resolution of a pending claim for Losses, the portion of the Escrow

Fund remaining, if any, after such Losses have been satisfied, shall be returned (i) to the Indemnifying Holders in respect of such holders’ shares of Company Capital Stock and Cash-Out Options (to the extent the payment in respect of the Cash-Out Options is not subject to income or employment tax withholding) promptly (and in any event within five (5) Business Days) after the final resolution of the underlying claim, and (ii) to Parent for payment to the Indemnifying Holders in respect of such holders’ shares of Cash-Out Options (to the extent such payments are subject to employment or income tax withholding) promptly (and in any event no later than the next scheduled payroll period) after the final resolution of the underlying claim.

8.6 Third Party Claims. In the event Parent becomes aware of a third party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative of such third party claim if such claim occurs during the Escrow Period, or each of the Indemnifying Parties that Parent (or any other Indemnified Parties) may bring a claim against if such third party claim occurs after the Escrow Period. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the amount of such settlement shall be conclusively and irrebuttably presumed to be reasonable, and the Stockholder Representative shall not make, and the courts shall have no power or authority to hear, any objection under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement. The Stockholder Representative and any other Indemnifying Party against whom any Parent Indemnified Party has brought a claim for indemnification arising out of such third party claim (after the Escrow Period) shall be entitled on behalf of the Indemnifying Parties, at its sole option and expense (or, in the case of the Stockholder Representative, at the expense of the Indemnifying Holders), to participate in, but not to determine or conduct, the defense of such claim. If Parent does not elect to proceed with the defense of any such third party claim, the Stockholder Representative may proceed with the defense of such third party claim; provided, however, that the Stockholder Representative may not settle, adjust or compromise any such third party claim without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed), unless such settlement, adjustment or compromise: (i) involves the payment of monetary damages in an amount less than or equal to the amount of Losses for which the Indemnifying Parties are potentially liable under this Article VIII in connection with such third party claim; (ii) includes a complete and unconditional release of the Indemnified Parties in respect of the third party claim, (iii) involves no admission of wrongdoing by the Indemnified Parties, and (iv) excludes any injunctive or non-monetary relief applicable to the Indemnified Parties.

8.7 Stockholder Representative.

(a) Each of the Indemnifying Parties hereby appoints Shareholder Representative Services LLC as its agent and attorney in fact as the Stockholder Representative for and on behalf of the Indemnifying Holder to take all actions required or permitted by this Agreement or the Escrow Agreement, including without limitation to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand resolution and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Holders from time to time upon not less than thirty (30) days prior written notice to Parent and the Stockholder Representative; provided, however, that the Stockholder Representative may not be removed unless holders of at least two-thirds (2/3) of the interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than compensation pursuant to the terms of that certain Stockholder Representative Agreement entered into between the Stockholder Representative, the Company and certain of the Indemnifying Holders on the date hereof. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Holders. The Stockholder Representative shall be permitted to communicate with the Indemnifying Holders, including in electronic form.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Indemnifying Holders shall indemnify the Stockholder Representative and hold harmless the Stockholder Representative against any loss, liability or expense arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder (“Representative Losses”), including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative, in each case as such Representative Losses are suffered or incurred; provided, that in the event a court of competent jurisdiction determines, in a final, non-appealable order, that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Stockholder Representative, then the Stockholder Representative will reimburse the Indemnifying Holders the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Holders, any such losses, liabilities or expenses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund, or (ii) the amounts in the Escrow Fund otherwise distributable to the Indemnifying Holders pursuant to the terms and conditions hereof and the Escrow Agreement as of the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided, that while this subsection allows the Stockholder Representative to seek payment from the Expense Fund and the Escrow Fund, such option shall not relieve the Indemnifying Holders of their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.

(c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the Indemnifying Holders and shall be final, binding and conclusive upon the Indemnifying Holders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Holders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d) Upon the Closing, Parent shall wire, or cause to be wired, to the Stockholder Representative an aggregate amount equal to four hundred thousand dollars ($400,000) (the “Expense Fund”), which shall be held by the Stockholder Representative as agent and for the benefit of the Indemnifying Holders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement or the Escrow Agreement. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Indemnifying

Holders shall not receive interest or other earnings on the Expense Fund and the Indemnifying Holders irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund. The Indemnifying Holders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release in full of the Escrow Fund under the terms set forth in this Agreement and the Escrow Agreement, the Stockholder Representative shall deliver the balance of the Expense Fund to the Escrow Agent for distribution to the Indemnifying Holders or Parent, as the case may be. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Indemnifying Holders at the time of Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by March 31, 2012; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent if the Written Consent is not delivered by the Requisite Stockholder Approval within two (2) hours following the exchange of signature pages by Parent, Merger Sub, the Company and the Stockholder Representative;

(d) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Merger illegal;

(e) by Parent if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach has not been cured within twenty (20) Business Days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Company if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach has not been cured within twenty (20) Business Days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by Parent, if a Company Material Adverse Effect has occurred after the date of this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(c) would not be satisfied, and such breach has not been cured within twenty (20) Business Days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful or intentional breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.10 (Transaction Expenses), Section 6.15 (Public Announcements), this Section 9.2, Article X and the applicable definitions set forth in Article I shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, the Stockholder Representative and the Company.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered and effective upon the earliest of (a) personal delivery, (b) electronic confirmation of a facsimile transmission received in its entirety at the applicable facsimile number indicated below with a confirmatory copy sent for overnight delivery the next Business Day by recognized overnight commercial courier service (such as Federal Express), with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or (c) delivery by recognized overnight courier service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in accordance with this paragraph:

(a)	if to Parent or the Company (following the Closing), to:

LSI Corporation

1621 Barber Lane

Milpitas, California 95035

Attention: Bryon Look, Executive VP, Chief Financial Officer and Chief

Administrative Officer

Telephone No.: (408) 433-8000

Facsimile No.: (408) 433-7306

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street, Spear Tower Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Telephone No.: (415) 947-2000

Facsimile No.: (415) 947-2099

(b)	if to the Company (prior to the Closing) to:

SandForce, Inc.

691 South Milpitas Boulevard, Suite 100

Milpitas, California 95035

Attention: Michael Raam

Telephone No.: (408) 372-9000

Facsimile No.: (408) 372-9001

with a copy to:

Kaye Scholer LLP

Two Palo Alto Square, Suite 400

3000 El Camino Real

Palo Alto, California 94306

Attention: Diane Holt Frankle

Telephone No.: (650) 319-4518

Facsimile No.: (650) 319-4918

(c)	If to the Stockholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, California 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Telephone No.: (415) 367-9400

Facsimile No.: (415) 962-4147

in all cases, with a copy to (which shall not constitute notice):

Kaye Scholer LLP

Two Palo Alto Square, Suite 400

3000 El Camino Real

Palo Alto, California 94306

Attention: Diane Holt Frankle

Telephone No.: (650) 319-4518

Facsimile No.: (650) 319-4918

10.2 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. Following the Closing, any such waiver of any Indemnifying Party may be given by the Stockholder Representative. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

10.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.8, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Letter Agreement dated September 29, 2010 (the “Non-Disclosure Agreement”) between the Company and Parent.

10.4 Entire Agreement. This Agreement, the Exhibits hereto, the Company Disclosure Letter, the Non-Disclosure Agreement, the Escrow Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnified Parties and the provisions of Section 6.14 relating to the indemnification, exculpation, insurance and related matters set forth therein of certain Persons during the D&O Tail Period, this Agreement, the Exhibits hereto, the Company Disclosure Letter, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other Person any rights or remedies hereunder.

10.6 Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Letter, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains fully liable for all of Parent’s obligations hereunder. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.10 Choice of Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.13 Waiver of Conflict. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of each of Kaye Scholer LLP and DLA Piper US LLP (each a “Law Firm”). After the Closing, it is possible that Law Firm will represent the Company Stockholders, holders of Company Options, Company Warrantholders, the Stockholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement or the Escrow Agreement, including, without limitation, matters related to the Escrow Amount and any claims related thereto pursuant to this Agreement. Parent, the Company and the Surviving Corporation, hereby agree that each Law Firm (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement or the Escrow Agreement and any claims that may be made thereunder pursuant to this Agreement. Each Law Firm (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

10.14 Company Disclosure Letter. An exception or disclosure made in the Company Disclosure Letter with regard to a representation or warranty shall be deemed made with respect to any other representation or warranty by such party if and solely to the extent that it is readily apparent on the face of such exception or disclosure (without further inquiry or reference to any document(s) referenced therein or other extrinsic evidence) to a reasonable Person reviewing such Company Disclosure Letter that such exception or disclosure applies to such other representation or warranty.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

LSI CORPORATION

By:	/s/ Jeff Richardson
Name:	Jeff Richardson
Title:	Executive Vice President and Chief Operating Officer

AUTOBAHN ACQUISITION CORPORATION

By:	/s/ Paul Bento
Name:	Paul Bento
Title:	President

SANDFORCE, INC.

By:	/s/ Farboud Michael Raam
Name:	Farboud Michael Raam
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

AGREEMENT AND PLAN OF MERGER